Exhibit 10.28

HOTEL MANAGEMENT AGREEMENT

BETWEEN

KBS SOR II Q&C OPERATIONS, LLC

as Master Tenant

and

ENCORE HOSPITALITY, LLC,

as Management Company

December 17, 2015

-i-

11.01	Use
11.02	Master Tenant's Right to Inspect	23
11.03	Group Services	24
11.04	Rebates	24
ARTICLE XII. INSURANCE		24
12.01	Property and Operational Insurance	25
12.02	General Insurance Provisions	26
12.03	Coverage	27
12.04	Cost and Expense	27
12.05	Polices and Endorsements	27
12.06	Indemnification	27
ARTICLE XIII. REAL ESTATE AND PROPERTY TAXES		29
13.01	Impositions	29
13.02	Master Tenant's Responsibility	29
ARTICLE XIV. HOTEL EMPLOYEES		30
14.01	Employees	30
14.02	Termination	30
ARTICLE XV. DAMAGE AND CONDEMNATION		31
15.01	Damage and Repair	31
15.02	Condemnation	32
ARTICLE XVI. DEFAULTS		32
16.01	Defaults	32
16.02	Events and Defaults	33
16.03	Remedies upon Event of Default	34
ARTICLE XVII. INTELLECTUAL PROPERTY		34
17.01	Intentionally Omitted	34
17.02	Computer Software and Equipment	34
17.03	Intellectual Property	34
ARTICLE XVIII. WAIVER AND INVALIDITY		35
18.01	Waiver	35
18.02	Partial Invalidity	35
ARTICLE XIX. ASSIGNMENT		35
19.01	Assignment by Management Company and Master Tenant	35
ARTICLE XX. INTENTIONALLY DELETED		35
ARTICLE XXI. NEGATION OF PARTNERSHIP AND INTEREST IN REAL PROPERTY		36
ARTICLE XXII. MISCELLANEOUS		37
22.01	Right to Make Agreement	37
22.02	Relationship to Master Tenant and Management Company	37
22.03	Failure to Perform	38
22.04	Remedies	38
22.05	Control by and Authority of KBS with respect to Master Tenant	38
22.06	Applicable Law and Arbitration	38
22.07	Headings	39
22.08	Notices	39
22.09	Environmental Matters	40

-ii-

22.10	Equity and Debt Offerings	40
22.11	Estoppel Certificates	41
22.12	Entire Agreement	41
22.13	Limitation on Liability	41
22.14	Confidentiality	42
22.15	Affiliates	42
22.16	Force Majeure	42
22.17	Counterparts	42
22.18	Effectiveness of Joint Venture Operating Agreement	43

-iii-

MANAGEMENT AGREEMENT

This Management Agreement (this “Agreement”) is made effective as of the ____ day of December, 2015 (the “Effective Date”), by and between KBS SOR II Q&C OPERATIONS, LLC, a Delaware limited liability company, with its principal place of business at 800 Newport Center Drive, Suite 700, Newport Beach, CA 92660 (“Master Tenant”), and ENCORE HOSPITALITY, LLC, a Delaware limited liability company, with its principal place of business at 5005 LBJ Freeway, Suite 1200, Dallas, TX 75244 (“Management Company”).

WITNESSETH:

WHEREAS, Q&C PROPERTY LLC, a Delaware limited liability company (“Owner”) owns the Hotel which is located on that certain real property as described on Exhibit A, attached hereto and made a part hereof (the “Property”); and
WHEREAS, pursuant to that certain Lease (Q&C Hotel and Bar), dated as of even date herewith (the “Lease”), Owner has master leased the Hotel to Master Tenant and Master Tenant has the right to operate and manage the Hotel (and to delegate such operations and management to Management Company pursuant to this Agreement); and
WHEREAS, Master Tenant desires to have Management Company manage and operate the Hotel from and after the Management Commencement Date (as defined in Article II), and Management Company is willing to perform such services for the account of Master Tenant on the terms and conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties hereto agree as follows:
ARTICLE I
APPOINTMENT OF MANAGEMENT COMPANY

1.01    Appointment

Master Tenant hereby appoints and employs Management Company as Master Tenant’s exclusive agent to perform, supervise, direct and control the management and operation of the Hotel for the term provided in Article V. Management Company hereby accepts said appointment and agrees to manage the Hotel during the Term of this Agreement in accordance with the terms and conditions hereinafter set forth. The performance of all activities by Management Company (other than activities that are not permitted hereunder or that constitute gross negligence, willful misconduct, or breach of this Agreement by Management Company), including the maintenance of all bank accounts, shall be as the agent of and for the account of Master Tenant.

1.02    Delegation of Authority

Except as otherwise specifically provided in this Agreement, the Hotel shall be operated by or under the exclusive supervision and control of Management Company, which shall be responsible for the proper and efficient operation of the Hotel. Management Company shall manage, diligently and efficiently operate, maintain and repair the Hotel as a hotel in accordance with the Operating Standard (as hereinafter defined), and provide all services, amenities and activities which are customarily and usually provided for at comparable hotels. Management Company shall, except as expressly prohibited herein, have the authority to do all things necessary or convenient in connection with its duties hereunder and otherwise necessary or convenient to the management, administration, and operation of the Hotel, as determined in Management Company’s discretion reasonably exercised, and in accordance with the applicable approved Annual Operating Projection, and shall perform diligently and in a competent manner designed best to protect and promote the interest of Master Tenant in the successful operation and overall profitability of the Hotel. Without limiting the foregoing, subject to the limitation and approvals of Hotel Owner in accordance with this Agreement and the applicable approved Annual Operating Projection, Management Company shall have the authority to take the actions and otherwise perform as set forth in Exhibit C attached hereto.
1.03    Limitations on Authority.
Notwithstanding anything to the contrary contained herein, Management Company shall not, without the prior written consent of Master Tenant, perform, take, or cause to be taken any of the actions set forth in Exhibit D attached hereto.
1.04    Representations and Covenants of Management Company

Management Company represents that it is experienced and capable in the planning, decorating, furnishing, equipping, promoting, managing, and operating of hotels similarly situated to the Hotel, and Management Company covenants and agrees to manage and operate the Hotel in accordance with the Operating Standard.

1.05    Representations and Warranties

The parties hereby make their respective representations and warranties set forth on Exhibit H.

ARTICLE II
DEFINITION OF TERMS

The following terms when used in this Agreement shall have the meanings indicated:

“Accounting Period” means a calendar month.

“Additional Invested Capital” means, without duplication, the cumulative total, as of any given date during the Term, of all contributions or advances of capital made by Owner or Master

Tenant or by their respective members in respect of the Property, whether in the form of equity contributions or member loans.

“Affiliate” means any individual or entity, directly or indirectly through one or more intermediaries, controlling, controlled by, or under common control with a party. The term “control,” as used in the immediately preceding sentence, means, with respect to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the controlled corporation, and, with respect to an entity that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

“Agreement” shall have the meaning set forth in the Preamble.

“Annual Operating Projection” shall have the meaning set forth in Section 9.03.

“Annual Operating Statement” shall have the meaning set forth in Section 9.01.

“Base Management Fee” shall have the meaning set forth in Section 6.01 A.

“Building Estimate” shall have the meaning set forth in Section 8.03 A.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Competitive Set” means the hotels that are set forth on Exhibit B attached hereto. The Competitive Set may be redefined from time to time by mutual written agreement of Master Tenant and Management Company. If, during the Term, any hotel named in the Competitive Set is no longer operating at a level substantially equivalent to the Operating Standard, or information with respect to such hotel is no longer available through Smith’s STAR Report, then such hotel shall be removed from the Competitive Set and Master Tenant and Management Company, each acting reasonably and in good faith, shall agree upon a replacement hotel to be included in the Competitive Set that operates at a level substantially equivalent to the Operating Standard and with respect to which information is available through Smith’s STAR Report. If Master Tenant and Management Company are unable to agree upon an appropriate replacement hotel or hotel(s) within thirty (30) days after either party shall have notified the other in writing of the need to select one or more other hotels to make up the Competitive Set, either party may elect to submit such dispute to arbitration in accordance with Section 22.06.

“Deductions” shall have the meaning set forth in the definition of “Operating Profit.”

“Default” shall have the meaning set forth in Section 16.01.

“Effective Date” shall have the meaning set forth in the Preamble.

“Employee Claims” means any and all claims (including all fines, judgments, penalties, costs, litigation and/or arbitration expenses, attorneys’ fees and expenses, and costs of settlement with respect to any such claims) by any employee or employees of Management Company against

Master Tenant or Management Company with respect to the employment at the Hotel of such employee or employees. “Employee Claims” shall include, without limitation, the following: (i) claims which are eventually resolved by arbitration, by litigation or by settlement; (ii) claims which also involve allegations that any applicable employment-related contracts affecting the employees at the Hotel, including collective bargaining agreements, if any, have been breached; and (iii) claims which involve allegations that one or more state or federal employment laws have been violated.

“Event of Default” shall have the meaning set forth in Section 16.02.

“Executive Employees” shall have the meaning set forth in Section 14.02.

“FF&E” shall have the meaning set forth in Section 8.01.

“FF&E Estimate” shall have the meaning set forth in Section 8.02 C.

“Fiscal Year” means the calendar year, beginning at 12:01 a.m. on January 1 and ending at midnight on December 31. The partial Fiscal Year between the Management Commencement Date and the first full Fiscal Year shall be deemed part of the first full Fiscal Year. The partial Fiscal Year between the end of the last full Fiscal Year and the Termination of this Agreement shall, for purposes of this Agreement, constitute a separate Fiscal Year.

“Fixed Asset Supplies” means supply items included within Property and Equipment under the Uniform System of Accounts, including linen, china, glassware, silver, uniforms and similar items.

“Force Majeure” means any one or more of the following events or circumstances that, alone or in combination, directly adversely affects the ability of the party in question to perform its obligations hereunder: acts of God, acts of war, civil disturbance, governmental action (including the revocation or refusal to grant licenses or permits which are customarily available upon compliance with all applicable legal requirements notwithstanding full compliance with all such requirements, where revocation or refusal is not due to the fault of the party claiming such Force Majeure, its agents or employees), strikes, fire, unavoidable casualties or any other causes beyond the reasonable control of the party claiming such Force Majeure. Force Majeure shall exclude general economic and/or market factors and causes that can be controlled by the expenditure of money in accordance with usual business practices and in the applicable approved Annual Operating Projection.

“Franchise Agreement” means that certain Autograph Collection Franchise Agreement by and between Master Tenant and Franchisor dated of even date herewith.

“Franchisor” means Marriott International, Inc.

“GAAP” means generally accepted accounting principles consistently applied throughout the specified period(s).

“Gross Revenues” means all revenues and receipts of every kind derived from operating the Hotel and parts thereof, calculated on an accrual basis and determined in accordance with the Uniform System and GAAP, including, but not limited to: income (from both cash and credit transactions), before commissions but after discounts for prompt or cash payments, from rental of rooms, stores, offices, meeting, exhibit or sales space of every kind; license, lease and concession fees and rentals (not including gross receipts of licensees, lessees and concessionaires from their operations); income from vending machines; health club membership fees; food and beverage sales; wholesale and retail sales of merchandise; service charges, and proceeds, if any, from business interruption or other loss of income insurance. Gross Revenues shall not include (i) gratuities, including tips, paid to Hotel employees by third parties; (ii) federal, state, and municipal excise, sales, and use taxes or similar impositions collected directly from patrons or guests or included as part of the sales price of any rooms, goods, or services; (iii) proceeds realized from the sale of FF&E no longer necessary to the operation of the Hotel; (iv) proceeds of any insurance other than business interruption insurance (or other insurance against loss of income) of the type described in Section 12.01 A.4; (v) condemnation awards; (vi) gross receipts received by lessees, licensees, or concessionaires of the Hotel; (vii) proceeds from any financing or refinancing; (viii) proceeds of any judgment, award or settlement not received as compensation for actual or potential loss of Gross Revenues or Operating Profit; (ix) interest earned on the reserve accounts or on any other funds held in the Hotel bank accounts; (x) any funds supplied by Master Tenant, whether to fund reserve accounts, to meet Working Capital needs or otherwise, (xi) proceeds from sales other than sales in the ordinary course of the business of the Hotel (including, without limitation, any sale of all or any portion of the Project or other major capital transaction), (xii) property tax or assessment refunds, (xiii) investment tax credits, (xiv) reasonable reserves for bad debts (xv) rebates, discounts, or credits of a similar nature, (xvi) any security deposits of tenants, subtenants, licensees or concessionaires at the Hotel and any payments by such tenants, subtenants, licensees or concessionaires for taxes, repairs, maintenance and utilities (but not rent), except to the extent these payments are paid in reimbursement of costs that are included in operating expenses of the Hotel, (xvii) payments made under warranties and guaranties from providers of goods or services to the Hotel, (xviii) any amount recovered in a legal action or proceeding for tortious conduct, and (xix) funds collected at the Hotel for any business, hotel, property or operation other than the Hotel’s operations, and other income or proceeds resulting other than from the use or occupancy of the Hotel, or any part thereof, or other than from the sale of goods, service or other items sold on or provided from the Hotel in the ordinary course of business.

“Group Services” shall have the meaning set forth in Section 11.03.

“Hotel” means the hotel on the Property currently known as the Q & C Hotel and located at 344 Camp Street, New Orleans, Louisiana 70130.

“Impositions” shall have the meaning set forth in Section 13.01.

“Inventories” means Inventories as defined in the Uniform System of Accounts, such as provisions in storerooms, refrigerators, pantries and kitchens; beverages in wine cellars and bars; other merchandise intended for sale; fuel; mechanical supplies; stationery; and other expenses, supplies and similar items.

“Joint Venture” means KBS SOR II Q&C Operations JV, LLC.

“Joint Venture Operating Agreement” means that certain Limited Liability Company Agreement of KBS SOR II Q&C Operations JV, LLC, dated as of October 9, 2015, as amended, supplemented or restated from time to time.

“KBS” means KBS SOR II Q&C TRS JV, LLC, a member in the Joint Venture.

“Lease” shall have the meaning set forth in the Recitals.

“Lender” means the lender under the Loan Documents.

“Loan” means any junior, mezzanine or senior loan from a person that is not an Affiliate of Master Tenant or Owner.

“Loan Documents” means the documents and agreements that evidence or secure any Loan, including a Security Instrument.

“Management Commencement Date” means the Effective Date.

“Management Company” shall have the meaning set forth in the Preamble.

“Management Company Intellectual Property” shall have the meaning set forth in Section 17.03.

“Master Tenant” shall have the meaning set forth in the Preamble.

“Material Contract” means any contract or series of contracts entered into in respect of the Hotel that (a) provide for payment to the same parties of amounts in excess of $25,000 in any Fiscal Year, (b) have a term of more than one (1) year, unless the contract is terminable upon thirty (30) days’ notice without penalty or fee, or (c) are to perform, or to engage a third party to perform, material construction, renovation or remodeling work on the Hotel.

“Necessary Expenditures” means additional expenditures not authorized under the then applicable approved Annual Operating Projection where, in Management Company’s reasonable judgment, such expenditures are necessary (a) to protect the safety of Hotel guests, tenants, employees or other persons from imminent injury, (b) to prevent imminent cancellation of applicable insurance, (c) to prevent the Hotel from failing to comply with a material legal requirement in all material respects, subject to Master Tenant’s right to contest such legal requirement, (d) to protect the Hotel from imminent damage, or (e) to avoid the imminent suspension of any necessary service to the Hotel, in each case without the prior written consent of Master Tenant if, under the circumstances, appropriate officers or representatives of Master Tenant cannot reasonably be notified and provide such consent before the required expenditures must be made, provided further, that such Necessary Expenditures shall not exceed $20,000 in the aggregate in any Fiscal Year without the approval of Master Tenant. Management Company will notify Master Tenant of any Necessary Expenditures as soon as practically possible after the expenditure thereof.

“Non-Disturbance Agreement” means an agreement, executed and delivered by a holder of a Secured Loan (which agreement shall by its terms be binding upon all assignees of such holder and upon any individual or entity that acquires title to or possession of the Hotel at or through a foreclosure (referred to as a “Subsequent Owner”)), for the benefit of Management Company, pursuant to which, in the event such holder (or its assignee) or any Subsequent Owner comes into possession of or acquires title to the Hotel either at or following a foreclosure, such holder (and its assignees) and all Subsequent Owners shall: (x) recognize Management Company’s rights under this Agreement, (y) not name Management Company as a party in any foreclosure action or proceeding, and (z) not disturb Management Company in its right to continue to manage the Hotel pursuant to this Agreement; provided, however, that at such time, (i) this Agreement has not expired or otherwise been terminated earlier in accordance with its terms, and (ii) there are no outstanding Events of Default by Management Company, and (iii) no material event has occurred and no material condition exists which, after notice or the passage of time or both, would entitle Master Tenant to terminate this Agreement (excluding events which would constitute Events of Default, which are to be governed exclusively by clause (ii) hereof). Obtaining a Non-Disturbance Agreement shall not be a condition to obtaining any Loan.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

“Operating Loss” means a negative Operating Profit.

“Operating Profit” means the excess of Gross Revenues over the following deductions (“Deductions”) incurred in operating the Hotel, all of which shall be determined in accordance with the Uniform System and GAAP:

1.    Cost of sales, salaries, wages, fringe benefits, payroll taxes and other cash payroll costs related to Hotel employees;

2.    Departmental expenses, administrative and general expenses and the cost of Hotel advertising and business promotion, heat, light and power, and routine repairs, maintenance and minor alterations to the extent not required under GAAP to be capitalized and as approved in the Annual Operating Projection; and the cost for repairs and replacements to FF&E used in the operation of the Hotel to the extent not required under GAAP to be capitalized and as approved in the Annual Operating Projection;

3.    The cost of Inventories and Fixed Asset Supplies (net of vendor rebates) consumed in the operation of the Hotel;

4.    A reserve for uncollectible accounts receivable as determined by Management Company and approved by Master Tenant;

5.    All costs and fees of independent professionals or other third parties who perform services required or permitted hereunder if and to the extent such cost and expense are not capitalized in accordance with GAAP as applied to Master Tenant or Owner, including without limitation, third parties providing legal services to Management Company in connection with matters involving the Hotel (excluding matters in dispute between Master Tenant and Management Company), which services shall be charged at Management Company’s costs associated with such personnel and which rates shall not exceed rates billed by such independent professionals or other third parties;

6.    The cost and expense of technical consultants and operational experts for specialized services required or permitted hereunder in connection with non-routine Hotel work; provided that Master Tenant shall have the right to approve any such technical consultant or operational expert if the cost or expense for such work (a) is expected to exceed $25,000.00 in the aggregate for any Fiscal Year and (b) is not included in the applicable approved Annual Operating Projection for such Fiscal Year;

7.    Management Company’s Base Management Fee (referred to in Section 6.01) for services rendered in connection with the operation of the Hotel;

8.    All the costs and expenses incurred pursuant to the Franchise Agreement including, but not limited to, franchise fees, advertising, chain services, insurance, etc.; provided, however, any initial licensing fees or capital expenditures necessary for compliance with the Franchise Agreement shall not be a Deduction from Gross Revenues for purposes of the calculation of Operating Profit;

9.    The amount to be credited to reserve accounts in accordance with the Annual Operating Projection;

10.    Insurance costs and expenses as described in Article XII;

11.    Taxes, if any, payable by or assessed in connection with the ownership and operation of the Hotel (but excluding Management Company’s own income taxes and franchise taxes), including without limitation, franchise taxes, business occupation taxes and Impositions (including real and personal property taxes assessed against the Hotel along with related expenses incurred in connection with all such assessments); provided that any fines, penalties or interest added thereto which are a direct result of Management Company’s negligence or misconduct shall be paid by Management Company from its own funds and shall not be treated as Deductions;

12.    All costs and expenses incurred in order to obtain and keep in full force and effect any licenses and permits required for the operation of the Hotel and related facilities, including without limitation, liquor licenses for the sale of alcoholic beverages at all restaurants, bars, lounges, banquet rooms, meeting rooms and guest rooms at the Hotel; provided that any fines or penalties relating to maintaining such licenses and permits which are the direct result of either Management Company’s ‘negligence or misconduct shall be paid by such party from its own funds and shall not be treated as Deductions;

13.    Expenses incurred in connection with the audit or review of the financial statements of the Hotel (if required) and the preparation of federal, state and city income tax returns;

14.    advertising, promotion, publicity and public relation expenses for the Hotel; and

15.    Such other costs and expenses incurred by Management Company as are specifically provided for elsewhere in this Agreement (including, without limitation, Group Services and certain reimbursable expenses of Management Company’s corporate staff described in Section 6.03) or are otherwise reasonably necessary for the proper and efficient operation of the Hotel, unless any such costs and expenses are specifically stated not to be Deductions under any provision of this Agreement.

The term “Deductions” shall not include (i) debt service payments pursuant to any Loan; nor (ii) any expenditures by Master Tenant or Owner in the acquisition or conversion of the Hotel; nor (iii) depreciation and amortization, (iv) the cost of any other things specified herein to be done or provided at Management Company’s sole expense, (v) payments allocated or made to any reserve fund, (vi) other recurring and non-recurring ownership costs, such as Master Tenant’s entity administration and servicing costs; (vii) any ground or air rights lease rentals or other rental payments pursuant to any ground or air rights lease in connection with the Hotel; or (viii) those expenses that are not usually and customarily considered operating expenses of hotel properties under customary hotel accounting practices, GAAP or the Uniform System.

“Operating Standard” means the standard according to which the Hotel is to be operated, maintained, furnished, equipped, refurbished, and marketed and advertised, that is (a) in a manner consistent with the requirements and limitations set forth in this Agreement, (b) in accordance with any Franchise Agreement, (c) in a manner intended to maximize the profitability of the Hotel, (d) commensurate in quality and level of service to that of the hotels in the Competitive Set, and (e) in compliance with the terms of this Agreement, any applicable laws, any Loan Documents, any Franchise Agreement and the applicable approved Annual Operating Projection.

“Owner” shall have the meaning set forth in the Recitals.

“Owner-Funded Capital Expenditures” shall have the meaning set forth in Section 8.03.

“Owner’s Investment” means the sum of (i) the price paid by Owner to acquire (directly or indirectly) the Hotel, including closing costs and conversion costs and pre-opening expenses and fees, plus (ii) Additional Invested Capital.

“Permitted Budget Variation” means (i) any variations in an applicable approved Annual Operating Projection mutually agreed by Master Tenant and Management Company, (ii) increases in Deductions due to increases in occupancy in proportion to the occupancy increase, (iii) increases of five percent (5%) or less in the amount set forth in the applicable budget Category relating to such expenditures in the relevant approved Annual Operating Projection, and (iv) Necessary Expenditures.

“Prime Rate” means the “prime rate” as published in the “Money Rates” section of The Wall Street Journal; however, if such rate is, at any time during the Term of this Agreement, no longer so published, the term “Prime Rate” shall mean the average of the prime interest rates which are announced, from time to time, by the three (3) largest banks (by assets) headquartered in the United States that publish a “prime rate.”

“Profit Minimum” shall have the meaning set forth in Section 6.04.

“Prohibited Person” means (i) any Person, group or entity named as a “Specially Designated National and Blocked Person” or as a Person who commits, threatens to commit, supports, or is associated with terrorism as designated by OFAC, (ii) any Person, group or entity named in the lists maintained by the United States Department of Commerce (Denied) Persons and Entities, (iii) any government or citizen of any country that is subject to a United States Embargo identified in regulations promulgated by OFAC, or (iv) any Person, group or entity named as a denied or blocked Person or terrorist in any other list maintained by any agency of the United States government.

“Property” shall have the meaning set forth in the Recitals.

“Prospectus” shall have the meaning set forth in Section 22.10.

“Reserve FF&E” shall have the meaning set forth in Section 8.02 A.

“REVPAR” (which is a performance metric in the hotel industry) means revenue per available room, and is calculated by dividing the net room revenue (defined according to the Uniform System and GAAP) by the number of rooms available in the Hotel during the period in question, as determined by the Smith’s STAR Report.

“REVPAR Index” means the quotient of Hotel’s REVPAR over a set period of time divided by the Competitive Set’s REVPAR over the same period of time.

“Secured Loan” means and includes any Loan secured by a Security Instrument; and (ii) all amendments, modifications, supplements and extensions of any such Security Instrument.

“Security Instrument” means any security agreement, mortgage, deed of trust, security deed or pledge that secures a Loan and that encumbers the Lease, the Hotel, the Hotel premises, personal property, equity or membership interests or any part thereof or interest therein.

“Smith’s STAR Report” means Smith’s STAR Report, a monthly publication distributed by Smith Travel Research, Inc., or an alternative source, reasonably satisfactory to Master Tenant and Management Company, of data regarding hotel performance metrics. If such Smith’s STAR Report is discontinued in the future, or ceases (in the reasonable opinion of either Master Tenant or Management Company) to be a satisfactory source of data regarding hotel performance metrics,

Management Company and Master Tenant shall, acting reasonably, select an alternative source. If the parties fail to agree on such alternative source within a reasonable period of time, either party may elect to submit such dispute to arbitration in accordance with Section 22.06.

“Software” shall have the meaning set forth in Section 17.02.

“Term” shall have the meaning set forth in Section 5.01.

“Termination” means the expiration or sooner cessation of this Agreement.

“Uniform System of Accounts” means the Uniform System of Accounts for the Lodging Industry, Eleventh Revised Edition, as adopted by the American Hotel and Motel Association and all future amendments and supplements thereto approved by Management Company and Master Tenant (such approval not to be unreasonably withheld or delayed).

“WARN Act” shall have the meaning set forth in Section 14.02.

“Working Capital” means funds which are reasonably necessary for the day-to-day operation of the Hotel’s business, including, without limitation, amounts sufficient for the maintenance of change and petty cash funds, operating bank accounts, receivables, payrolls, prepaid expenses and funds required to maintain Inventories, less accounts payable and accrued current liabilities.

ARTICLE III
THE HOTEL

3.01.    Subordination of Management Agreement

This Agreement and all of the rights and benefits of Management Company hereunder are, and shall be subject and subordinate to any Secured Loan(s) which now or hereafter encumber the Hotel. This subordination provision shall be self-operative and no other or further instrument of subordination shall be required. Management Company agrees, however, upon request of any Lender, duly to execute and deliver any subordination agreement requested by such Lender to evidence and confirm the subordination effected under this Section 3.01.

3.02    Non-Disturbance Agreement

Notwithstanding Section 3.01, Master Tenant agrees that, prior to obtaining any Secured Loan after the Management Commencement Date, it will use commercially reasonable good faith efforts to obtain from each prospective holder or holders thereof a Non-Disturbance Agreement pursuant to which Management Company’s rights under this Agreement will not be disturbed as a result of a loan default stemming from non-monetary factors which are not Defaults by Management Company under this Agreement. Notwithstanding the above, the holder of the Secured Loan shall not be obligated to deliver such non-disturbance agreement and Master Tenant shall not be in default hereunder for its failure to deliver the same.

3.03    Compliance with Security Instruments

In carrying out its duties and obligations under the terms of this Agreement, Management Company shall take no action that will constitute a default under any Security Instrument.

ARTICLE IV
PRE-OPENING

INTENTIONALLY OMITTED

ARTICLE V
TERM

5.01    Term

This Agreement shall commence on the Effective Date, and, unless sooner terminated as provided in this Agreement, shall continue for a period ending on the twentieth (20th) anniversary of the Management Commencement Date (the “Term”). Management Company may extend the Term of this Agreement for one (1) five (5) year term beyond the initial term by providing written notice to Master Tenant not less than 180 days prior to the expiration of the initial term provided there exists no Event of Default, and no event or circumstance that, with the giving of notice or the passage of time, would become an Event of Default, as to Management Company under this Agreement at the time it gives such written notice to Master Tenant or at the time of such extension of term.

5.02    Actions to be Taken upon Termination

Upon a Termination of this Agreement, the following shall be applicable:

A.    Management Company shall, within ninety (90) days after Termination of this Agreement, prepare and deliver to Master Tenant a final accounting statement with respect to the Hotel, as more particularly described in Section 9.01, along with a statement of any sums due from Master Tenant to Management Company as of the date of Termination. Within thirty (30) days after the receipt by Master Tenant of such final accounting statement, the parties will make whatever cash adjustments are necessary pursuant to such final accounting statement. The cost of preparing such final accounting statement shall be a Deduction, unless the Termination occurs as a result of an Event of Default by either party, in which case the defaulting party shall pay such cost. Management Company and Master Tenant acknowledge that there may be certain adjustments for which the necessary information will not be available at the time of such final accounting, and the parties agree to readjust such amounts and make the necessary cash adjustments when such information becomes available; provided, however, that (unless there are ongoing disputes of which each party has received notice) all accounts shall be deemed final as of one hundred eighty (180) days after such Termination.

B.    As of the date of Termination, Management Company shall release and transfer to Master Tenant any of Master Tenant’s funds which are held or controlled by Management Company with respect to the Hotel.

C.    Management Company shall deliver to Master Tenant all books and records respecting the Hotel, including those from prior years. Such books and records shall not include: (i) employee records which must remain confidential either under applicable laws or regulations of any governmental authority or agency having jurisdiction over such matters or under reasonable corporate policies of Management Company; or (ii) any Management Company Intellectual Property.

D.    Management Company shall (to the extent permitted by law) assign to Master Tenant, or to any other manager employed by Master Tenant to operate and manage the Hotel, all operating licenses, including any liquor licenses, for the Hotel which have been issued in Management Company’s name and in the event that such licenses are not assignable, Management Company shall cooperate with Master Tenant and any new manager of the Hotel in connection with the issuance of new licenses; provided that if Management Company has expended any of its own funds in the acquisition of any of such licenses, Master Tenant shall reimburse Management Company therefor if it has not done so already.

E.    Master Tenant agrees that Hotel reservations and any and all contracts made in connection with Hotel convention, banquet or other group services made by Management Company in the ordinary and normal course of business and in accordance with this Agreement, for dates subsequent to the date of Termination and at rates prevailing for such reservations at the time they were made, shall be honored and remain in effect after Termination of this Agreement in Master Tenant’s sole, but reasonable discretion.

F.    Management Company shall:

1.    have forty-eight (48) hours after such Termination in which Management Company shall remove all personal property owned by Management Company from the Hotel;

2.    leave the Hotel in a clean and orderly condition;

3.    reasonably cooperate with Master Tenant (at Master Tenant’s expense) to notify all then current suppliers of goods or services to the Hotel of the impending change in management of the Hotel. Individual service and supply contracts made directly with the Hotel shall be in Master Tenant’s name; however, should any such contract instead name Management Company, then Management Company shall assign to Master Tenant any such contract(s) to the extent they are assignable. Management Company shall terminate at Master Tenant’s expense, so long as such contract was approved by Master Tenant (if such approval was required hereunder), the Hotel’s participation in any of Management Company’s contracts covering multiple hotels and if such contract was not approved by Master Tenant then at Management Company’s sole cost and expense;

4.    no later than the effective date of termination, provide Master Tenant with a complete list of all bookings, the terms applicable thereto, and the amount of advance deposits (if any) received with respect to each such booking;

5.    shall employ customary procedures on the date of termination for the transfer of custody of and responsibility for guest property checked with the Hotel, including stored luggage (which shall be inventoried and tagged) and safe deposit boxes (each of which shall be sealed until the depositor has been notified to check the contents, then opened in the presence of a representative of each of Management Company and Master Tenant);

6.    surrender all bank accounts held on behalf of Master Tenant, including any reserve fund, immediately to Master Tenant, subject to the applicable provisions of the Loan Documents, notwithstanding the effective date of Termination; and

7.    reasonably cooperate in a good faith professional manner for up to ninety (90) days after the date of Termination so long as any reasonable out-of-pocket costs incurred by Management Company in connection therewith shall be reimbursed to Management Company promptly upon request therefor.

G.    Various other actions shall be taken, as described in this Agreement, including, but not limited to, the actions described in Sections 14.02, 17.02, and 17.03.

H.    Management Company shall cooperate with the new operator of the Hotel in order to effect a smooth transition and shall peacefully vacate and surrender the Hotel to Master Tenant.

The provisions of this Section 5.02 shall survive any Termination.

ARTICLE VI
COMPENSATION OF MANAGEMENT COMPANY

6.01    Management Fees

A.    Base Management Fees. In consideration of the services to be performed during the Term of this Agreement by Management Company, Management Company shall be paid a periodic base management fee (the “Base Management Fee”) in the amount of four percent (4%) of Gross Revenues for each Accounting Period. Each such periodic fee shall be paid to Management Company (or retained by Management Company as provided below) at such time as the final monthly report for such Accounting Period is submitted to Master Tenant as provided in Section 6.02 A below.

6.02    Accounting and Interim Payment

Within twenty (20) days after the close of each Accounting Period, Management Company shall submit an accounting to Master Tenant meeting the requirements for monthly reporting set forth on Exhibit E attached hereto and, in connection therewith Management Company shall transfer to Master Tenant with each accounting any Operating Profit or other sums then available for distribution to Master Tenant and shall retain any periodic Base Management Fee due Management Company.

B.    The calculation and payment of the Base Management Fees and the distribution of Operating Profit made with respect to each Accounting Period within a Fiscal Year shall be accounted for cumulatively. In the event that the calculation and payment of the aggregate Base Management Fees and/or the distribution of Operating Profit during a Fiscal Year, as shown on the Annual Operating Statement for such Fiscal Year (as modified by any audit pursuant to Section 9.01), was less than or greater than the aggregate amount of Base Management Fees actually paid and Operating Profit actually distributed, as applicable, during such Fiscal Year, the party that received excess Base Management Fees or Operating Profit, as applicable, shall pay such excess to the other party within fifteen (15) days after the final determination of the Annual Operating Statement.

6.03    Termination on Sale

Notwithstanding any provision in this Agreement to the contrary, Master Tenant shall have the right to terminate this Agreement upon any sale of the Hotel. Master Tenant may exercise the right of termination under this Section by giving Management Company written notice on the date of such sale.

6.04    Performance Termination

Upon thirty (30) days’ prior written notice to Management Company, Master Tenant shall have the option to terminate this Agreement if the Hotel: (i) fails to achieve Operating Profit equal to ninety percent (90%) of the Operating Profit estimated in the applicable approved Annual Operating Projection (the “Profit Minimum”) in each of two (2) consecutive Fiscal Years (excluding the initial two full Fiscal Years after the Management Commencement Date), or (ii) fails to maintain a REVPAR Index of one hundred percent (100%) during each of such two (2) consecutive Fiscal Years as reported by Smith’s STAR Report, and (iii) the fact that Management Company is failing to meet the tests set forth in (i) or (ii) above is not the result of Force Majeure; provided that Management Company and Master Tenant shall mutually agree upon appropriate adjustments to the Hotel’s Competitive Set that may be necessary as a result of such Force Majeure for purposes of determining whether Management Company has failed the test set forth in [(ii)] above. Notwithstanding the foregoing, Management Company shall have the right to cure any such failure to achieve Operating Profit equal to the Profit Minimum during any Fiscal Year by paying to Master Tenant the difference between Operating Profit for such Fiscal Year and the Profit Minimum within thirty (30) days after the end of such Fiscal Year; provided, however, that Management Company shall only have the right to cure such failure two (2) times within any ten (10) year period, and three (3) times during the Term.

6.05    Termination for Management Company Change of Control

Upon sixty (60) days’ prior written notice to Management Company, Master Tenant may terminate this Agreement, without payment of any termination fee or penalty, in the event there is a change of control of Management Company without Master Tenant’s approval. Termination by Master Tenant under this Section 6.05 shall not be deemed a Default by Management Company.

6.06    Termination Pursuant to Franchise Agreement or Loan Documents

Master Tenant shall have the absolute right to terminate this Agreement, without payment of any termination fee or penalty, if Master Tenant is required to do so pursuant to the terms of the Loan Documents or a Franchise Agreement (including, without limitation, if at any time Management Company ceases to be an approved manager under the terms of a Franchise Agreement) for any reason other than the breach of Master Tenant under a Franchise Agreement. Master Tenant may exercise the right of termination under this Section by giving Management Company not less than thirty (30) days’ notice of the date of termination of this Agreement.

6.07    Termination on Sale by KBS

Master Tenant shall have the right to terminate this Agreement without payment of any termination fee or penalty in the event that KBS purchases the interest of EH Q&C, LLC, a Delaware limited liability company, in the Joint Venture. Master Tenant may exercise the right of termination under this Section by giving Management Company written notice on the date of such sale.

ARTICLE VII
WORKING CAPITAL AND FIXED ASSET SUPPLIES

7.01    Working Capital and Inventories

Management Company’s obligations hereunder shall be subject to Master Tenant providing the funds necessary to assure the uninterrupted and efficient operation of the Hotel in accordance with the applicable approved Annual Operating Projection to the extent revenues from the Hotel are insufficient therefor, including, without limitation, sufficient funds to pay budgeted current liabilities as they fall due, to reimburse Management Company for any funds it properly advanced to pay Necessary Expenditures, and to replace Inventories as they are consumed, as set forth in the applicable approved Annual Operating Projection. Working Capital so advanced shall remain the property of Master Tenant throughout the Term of this Agreement, and Management Company shall make no claim thereto.

7.02    Fixed Asset Supplies

Fixed Asset Supplies shall at all times be owned by, and be the sole property of, Master Tenant, and Management Company shall make no claim thereto.

ARTICLE VIII
MAINTENANCE, REPLACEMENT AND CHANGES

8.01    Routine Repairs and Maintenance

From and after the Management Commencement Date, Management Company shall maintain the Hotel in good repair and condition and in conformity with applicable laws and regulations, any Loan Documents, and the Franchisor’s standards for the operation of the Hotel, and shall make or cause to be made such routine maintenance, repairs and minor alterations, the cost of which can be expensed under GAAP as applied to Master Tenant, as Management Company, from time to time, deems necessary for such purposes. The cost of such maintenance, repairs and alterations shall be paid from Gross Revenues and shall be treated as a Deduction in determining Operating Profit. The cost of non-routine repairs and maintenance, either to the Hotel building or its fixtures, furniture, furnishings and equipment (“FF&E”), shall be paid for in the manner described in Sections 8.02 and 8.03.

8.02    FF&E Reserve

A.    Management Company shall establish, in respect of each Fiscal Year from and after the Management Commencement Date, a reserve escrow account in the name of Master Tenant (the “Reserve FF&E”) in a bank approved by Master Tenant to cover the cost of replacements and renewals to the Hotel’s FF&E. All disbursements and withdrawals from the Reserve FF&E shall be made by representatives of Management Company whose signatures have been authorized. The Reserve FF&E shall be in an amount equal to the greater of the amount required under (i) the Franchise Agreement for the Hotel or (ii) by any Lender; provided that if such Franchise Agreement or Lender does not provide a required amount, then such amount shall be equal to 4% of Gross Revenues (to be deposited in the Reserve FF&E account at the end of each Accounting Period with the Management Company making any required adjustments at the close of the Fiscal Year). Notwithstanding the foregoing and anything to the contrary contained in this Agreement, to the extent that the Loan Documents or Franchise Agreement require that a reserve for any FF&E be established, Management Company agrees that the reserve established under such Loan Documents may be used as the Reserve FF&E for deposit of the amounts required herein.

B.    All amounts from time to time in the Reserve FF&E, and all interest thereon, shall at all times be owned by, and be the exclusive property of, Master Tenant, and Management Company shall make no claim thereto. Proceeds from the sale of FF&E that is no longer necessary for the operation of the Hotel, as determined by Master Tenant, in its sole discretion, shall be deposited in the Reserve FF&E, as shall any interest which accrues on amounts placed in the Reserve FF&E. Neither (i) proceeds from the disposition of any FF&E, nor (ii) interest which accrues on amounts held in the Reserve FF&E, shall either (x) result in any reduction in the required contributions to the Reserve FF&E set forth in Section 8.02 A above, or (y) be included in Gross Revenues. Management Company shall provide to Master Tenant each month a copy of the bank statement relating to the Reserve FF&E and a reconciliation of such Reserve FF&E account.

C.    Management Company shall prepare an estimate (the “FF&E Estimate”) of the expenditures necessary for replacement and renewal of the Hotel FF&E during the ensuing Fiscal Year, and shall submit such Estimate to Master Tenant for Master Tenant’s review and approval at the same time it submits the Annual Operating Projection described in Section 9.03, and the same approval process and standards shall apply to the FF&E Estimate as is set forth in Section 9.03.

D.    Management Company shall from time to time make such substitutions and replacements of or renewals to FF&E as are provided for in the FF&E Estimate approved for such Fiscal Year by Master Tenant pursuant to Section 8.02 C; provided that Management Company shall not expend more than the balance in the Reserve FF&E without the prior approval of Master Tenant. Management Company will make FF&E expenditures in accordance with the applicable FF&E Estimate, but shall be entitled to depart therefrom (but not exceeding the Reserve FF&E balance), in its reasonable discretion; provided further, that (a) such departures from the FF&E Estimate result from circumstances which could not reasonably have been foreseen at the time of the submission of such FF&E Estimate; (b) such departures from the FF&E Estimate result from any of the following: emergency circumstances, applicable legal requirements, the terms of any Franchise Agreement, and/or any other requirements for the continued safe and orderly operation of the Hotel; (c) such departures, in the aggregate, do not cause FF&E expenditures to deviate from the FF&E Estimate by more than the lessor of (i) the amount permitted by any Loan Documents, and (ii) ten percent (10%); and (d) Management Company has submitted to Master Tenant a revised FF&E Estimate setting forth and explaining such departures. At the end of each Fiscal Year, any amounts then remaining in the Reserve FF&E shall be carried forward to the next Fiscal Year.

E.    If any FF&E Estimate which is submitted to Master Tenant for approval for a given Fiscal Year would require funding in excess of the amount required to be in the Reserve FF&E under Section 8.02 A, Master Tenant may elect one of the following: (i) agree to increase the percentage of Gross Revenues up to the level set forth in such FF&E Estimate, in order to provide the additional funds required, such increases to be treated as Deductions; (ii) make a lump-sum contribution to the Reserve FF&E in the necessary amount and agree not to have such contribution reimbursed from Gross Revenues (in which case the amount of such contribution shall be added to Additional Invested Capital if the same falls within the definition of that term as set forth above); and (iii) make a lump-sum contribution to the Reserve FF&E in the necessary amount, in which case such contribution plus interest (at Prime Rate plus one percentage point per annum), shall be reimbursed to Master Tenant from Gross Revenues in equal installments over a period of time mutually agreed upon by Master Tenant and Management Company, and such installment repayments shall be Deductions. If Master Tenant elects not to agree to any of such options for excess funding of the Reserve FF&E, Management Company shall not be required to perform any of the duties, services or obligations imposed upon Management Company under this Agreement, or to spend funds on behalf of Master Tenant, unless adequate funds for the same have been provided or made available by Master Tenant. Management Company shall have no duty to fund any excess FF&E.

8.03    Building Alterations, Improvements, Renewals and Replacements

A.    Management Company shall prepare an annual estimate (the “Building Estimate”) of the expenses necessary for repairs, alterations, improvements, renewals and replacements to the structural, mechanical, electrical, heating, ventilating, air conditioning, plumbing and vertical transportation elements of the Hotel building, including any such expenses required under any Loan Documents or the Franchise Agreement (the “Owner-Funded Capital Expenditures”) and shall submit such Building Estimate to Master Tenant for its approval at the same time the Annual Operating Projection described in Section 9.03 is submitted, and the same approval process and standards shall apply to the Building Estimate as is set forth in Section 9.03). Management Company shall not make any Owner-Funded Capital Expenditures without the prior written consent of Master Tenant except to the extent such expenditures are Necessary Expenditures.

B.    The cost of all Owner-Funded Capital Expenditures shall be borne solely by Master Tenant and shall not be paid from Gross Revenues or from the Reserve FF&E. If Master Tenant fails to provide funding for any Owner-Funded Capital Expenditure for thirty (30) days following notice of such failure (or when otherwise required in order to comply with any Loan Documents or the Franchise Agreement), Management Company shall not be required to perform any of the duties, services or obligations imposed upon Management Company under this Agreement, or to spend funds on behalf of Master Tenant, unless and until adequate funds for the same have otherwise been provided or made available by Master Tenant. Management Company shall have no duty to fund any Owner-Funded Capital Expenditures.

8.04    Liens

Management Company and Master Tenant shall not place, permit or consent to, and shall use their best efforts to prevent, any liens, from being filed against the Hotel which arise from any maintenance, changes, repairs, alterations, improvements, renewals or replacements in or to the Hotel. They shall cooperate fully in obtaining the release of any such liens, and the cost thereof, if the lien was not occasioned by the fault of either party, shall be treated the same as the cost incurred pursuant to Section 8.03. If the lien arises as a result of the fault of either party, then the party at fault shall bear the cost of obtaining the lien release.

8.05    Ownership of Replacements

All changes, repairs, alterations, improvements, renewals, or replacements to the Hotel made pursuant to this Article VIII shall be the property of Master Tenant or Owner.

ARTICLE IX
BOOKKEEPING AND BANK ACCOUNTS

9.01    Books and Records

Books of control and account shall (i) be kept separately for Owner and Master Tenant, (ii) be kept on the accrual basis and in all material respects in accordance with the Uniform System of Accounts and GAAP, subject to the exceptions, if any, provided in this Agreement, and (iii) provide for fiscal and tax years ending December 31. Management Company and Master Tenant and their respective independent auditors and other tax or financial consultants may, at reasonable intervals during Management Company’s normal business hours, examine such records. Monthly and quarterly books for Owner and Master Tenant shall be finalized and monthly and quarterly operating reports and financial statements in accordance with the requirements described in Exhibit E for each of Owner and Master Tenant shall be provided to Owner and Master Tenant as soon as practicable and in any event within twenty (20) days after the end of the preceding Accounting Period. Within thirty (30) days following the close of each Fiscal Year, Management Company shall furnish Master Tenant the annual operating reports and financial statements for such Fiscal Year in accordance with the requirements described in Exhibit E (collectively, the “Annual Operating Statement”) and a certificate of Management Company’s chief accounting officer certifying that such year-end statement is true and correct to the best of his or her knowledge and belief. If Master Tenant raises no objections within thirty (30) days after receipt of the Annual Operating Statement, the Annual Operating Statement shall be deemed to have been accepted by Master Tenant. If Master Tenant does raise any such objection, Master Tenant shall arrange for an independent audit to be commenced within sixty (60) days after the date of such objection, and shall diligently cause such audit to be completed within a reasonable period of time and the Management Company shall, at no expense to Management Company, cooperate with such audit. Master Tenant shall pay all costs of such audit at its sole expense (and not as a Deduction); however, if such audit establishes that Management Company has understated Operating Profit for that Fiscal Year by the lesser of (x) $50,000 or (y) five percent (5%) or more of the Operating Profit determined by Management Company, the reasonable costs and expenses of such audit shall be paid directly by Management Company from its own funds and shall not be treated as Deductions.

9.02    Hotel Accounts: Expenditures

A.    All funds derived from the operation of the Hotel shall belong to and be the property of Master Tenant and shall be deposited by Management Company in bank accounts established by Management Company for Master Tenant in Master Tenant’s name and under Master Tenant’s tax identification number in one or more banks approved by Master Tenant. All disbursements and withdrawals from said accounts as required or permitted under this Agreement (including the payment of all Deductions and the distribution of Operating Profit) shall be made by bonded or insured representatives of Management Company whose signatures have been authorized. Reasonable petty cash funds and house banks, in amounts satisfactory to Master Tenant, shall be maintained at the Hotel.

B.    All payments to be made by Management Company hereunder shall be made from authorized bank accounts, from petty cash funds or from Working Capital provided by Master Tenant pursuant to Section 7.01. Debts and liabilities incurred and expenditures made by Management Company in the course of its operation and management of the Hotel pursuant to and in accordance with the terms hereof, whether asserted before or after Termination, will be the responsibility of Master Tenant and shall be reimbursed by Master Tenant within thirty (30 days after an invoice with appropriate backup. Management Company shall not be required to make any advance or payment to or for the account of Master Tenant except out of such funds, and Management Company shall not be obligated to incur any liability or obligation for Master

Tenant’s account without assurances that necessary funds for the discharge thereof will be provided by Master Tenant.

C.    All bank accounts shall be owned by Master Tenant and shall be solely controlled and operated by Management Company as the agent of Master Tenant; provided that Master Tenant shall be provided with read-only access to such bank accounts. The agency status of Management Company shall be designated on the checks and drafts drawn on such bank accounts. Management Company shall establish reasonable and prudent controls intended to ensure accurate reporting, safety and security of all transactions involving the bank accounts and Reserve FF&E. All persons handling funds and having any authority with respect to the bank accounts and Reserve FF&E shall properly be insured or bonded pursuant to the provisions of Article XII.

D.    Notwithstanding the foregoing, unless provided for in the Annual Operating Projection, withdrawals in excess of $50,000 (or such lesser or greater amount as Master Tenant and Management Company may from time to time agree) shall require the signature of an authorized representative of Master Tenant. Upon the occurrence of any Event of Default by Management Company or the termination of this Agreement, Master Tenant shall have the right to immediately remove any of Management Company’s authorized signatories as authorized signatories on all bank accounts established hereunder.

9.03    Annual Operating Projection

A.    On or before the first (1st) day of November of each Fiscal Year, a preliminary draft of the budget, in a format approved by Master Tenant (“Annual Operating Projection”), setting forth Management Company’s reasonable estimate of Gross Revenues, Deductions, Operating Profit, cash flow (broken out by net operating income, capital expenditures, debt service payments, principal draws and paydowns by month through the anticipated sale of the Property), and such other information is reflected on Exhibit F hereto and as Master Tenant or a Lender may reasonably request for the Hotel for the forthcoming Fiscal Year, itemized on a category line item basis, shall be prepared by Management Company and submitted to Master Tenant for its review and approval. If Master Tenant does not approve the preliminary Annual Operating Projection in full, within thirty (30) days of its receipt, Master Tenant shall notify Management Company of each category of expenses (a “Category”) of which Master Tenant does not approve. The preliminary Annual Operating Projection thereafter shall be revised as Master Tenant and Management Company may agree, and shall, upon Master Tenant’s approval, constitute the applicable approved Annual Operating Projection for the forthcoming Fiscal Year. To the extent that Master Tenant does not notify Management Company in writing within said 30-day period that it does not approve of specific Categories, then the previous year’s Annual Operating Projection, increased by five percent (5%), shall continue as the Annual Operating Projection with respect to such Categories for the forthcoming Fiscal Year, until Master Tenant approves the Annual Operating Projection for the forthcoming Fiscal Year.

B.    The Annual Operating Projection is an estimate only and Management Company shall, from time to time during each Fiscal Year as it deems appropriate, suggest revisions thereto for Master Tenant’s review and approval. Management Company will at all times give good faith consideration to Master Tenant’s suggestions regarding any Annual Operating Projection.

Management Company shall not, except as provided in Sections 8.03 A above and 9.03 D below, depart from any approved Annual Operating Projection, or make any expenditures or incur any expenses not provided for therein, without Master Tenant’s prior approval.

C.    Intentionally omitted.

D.    Master Tenant and Management Company acknowledge that the Annual Operating Projection approved by Master Tenant is an estimate only and that unforeseen circumstances such as, but not limited to, the costs of labor, materials, services and supplies, casualty, operation of law, or economic and market conditions may make adherence to the Annual Operating Projection impracticable for certain categories. If in the judgment of the Management Company the expenditures reasonably expected to be made during the then current Fiscal Year exceed by ten percent (10%) the total amount budgeted in the then current Annual Operating Projection, Management Company shall notify Master Tenant promptly in writing, and Management Company shall adhere to the applicable approved Annual Operating Projection (subject to Permitted Budget Variations) until Master Tenant and Management Company can agree on an amendment to the Annual Operating Projection.

9.04    Operating Deficits

If Management Company should anticipate any Operating Loss for any Accounting Period, Management Company shall immediately so advise Master Tenant in writing, setting forth the estimated amount of such deficiency and an explanation or justification therefor.

9.05    Sarbanes-Oxley Compliance.

During the Term, Management Company shall:

A.Provide KBS’s Internal Audit team with reasonable access, during regular business hours, to Management Company’s personnel, including domestic and international accounting groups, and to Owner’s and Master Tenant’s books and records, to facilitate completion of KBS’s annual Sarbanes-Oxley Compliance Plan;

B.Provide copies of documents reasonably requested by KBS in connection with its annual Sarbanes-Oxley Compliance Plan;

C.Be available, during regular business hours, to discuss, review and provide comments on process flow diagrams, narratives, walkthroughs and test of controls to ensure that those documents accurately reflect Management Company’s processes in connection with its obligations to Master Tenant hereunder;

D.Respond timely to internal control recommendations and observations, reasonably agree to remedial action plans, and timely implement those plans in order to ensure compliance with KBS’s annual Sarbanes-Oxley Compliance Plan; and

E.Provide the annual SOC1 Type II and bridge letters for key applications used to record business and accounting transactions.

9.06    Accounting Services

In addition to the obligations of Management Company set forth elsewhere in this Article IX, Management Company shall provide the accounting services set forth on Exhibit G.

ARTICLE X
FRANCHISE AGREEMENT

Throughout the Term, the Hotel shall be managed and operated by Management Company in strict compliance with the terms and conditions of the Franchise Agreement (including but not limited to all terms and conditions regarding confidentiality and operation of the Hotel) and any Loan, and Management Company, to the extent sufficient Working Capital exists, shall at all times comply with the Franchise Agreement and advise and assist Master Tenant in the performance and discharge of its covenants and obligations thereunder. In the event of any conflicts between any provisions of this Agreement and the Franchise Agreement, the provisions of the Franchise Agreement shall control. Master Tenant acknowledges that Franchisor shall have the right to communicate directly with Management Company regarding day-to-day operation of the Hotel. Master Tenant shall not enter into any amendment, restatement or renewal of the Franchise Agreement which would in any event have an adverse impact on the amount of fees to be paid to Management Company under this Agreement without Management Company’s prior written approval, which approval may be withheld in Management Company’s sole discretion.

ARTICLE XI
POSSESSION AND USE OF HOTEL

11.01    Use

A.    Management Company shall manage and operate the Hotel in accordance with this Agreement and the Franchise Agreement and shall in addition comply with and abide by all applicable legal requirements. It is acknowledged and agreed that any liquor license(s) as to the Hotel shall be held in the Master Tenant’s, the Management Company’s or a third party’s name, as may be required by any applicable legal requirement.

B.    Provided that Master Tenant shall first have employed a replacement manager for the Hotel satisfactory to and approved by the “Franchisor” under the Franchise Agreement, Management Company or Master Tenant shall have the option to terminate this Agreement at any time upon sixty (60) days’ written notice to the other in the event of a withdrawal or revocation, by any lawful governing body having jurisdiction thereof, of any material license or permit required for Management Company’s performance hereunder, if such withdrawal or revocation is due to circumstances beyond Management Company’s control or not otherwise caused by the gross negligence or willful misconduct of Management Company, such termination to be effective as of the date such replacement manager has commenced management of the Hotel pursuant to its agreement with Master Tenant.
11.02    Master Tenant’s Right to Inspect

Master Tenant or its agent shall have access to the Hotel at any and all reasonable times during normal business hours (except in the case of an emergency). Master Tenant shall endeavor to provide at least 24 hours’ notice to Management Company prior to exercising its rights under this Section 11.02, except in the event of an emergency.

11.03    Group Services

A.    Management Company or Management Company’s Affiliates may from time to time provide certain other services approved by Master Tenant to the Hotel that can be provided more efficiently on a group, rather than on an individual, basis (“Group Services”). The Group Services may include, without limitation, the following: (a) sales and marketing, advertising and promotion; (b) payroll processing, accounting and MIS support services; (c) recruiting, training, career development and relocation in accordance with Management Company’s or its Affiliates’ relocation plan; (d) employee benefits administration; (e) engineering and risk management; (f) information technology; (g) legal support (such as license and permit coordination and standardized contracts); (h) purchasing arising out of ordinary hotel operations; (i) revenue management; and (j) such other additional services as are or may be, from time to time, furnished for the benefit of Management Company’s hotels or in substitution for services now performed at Management Company’s individual hotels which may be more efficiently performed on a group basis.

B.    Management Company acknowledges and agrees that the cost of any Group Services has already been taken into account in setting the amount of the Base Management Fee, and as such, neither Management Company nor any of its Affiliates shall receive any compensation (other than the Base Management Fee otherwise payable to Management Company) or reimbursement for the provision of any Group Services.

C.    In no event shall Management Company’s Affiliates be deemed a party to this Agreement or responsible in any way for Management Company’s obligations pursuant to this Agreement by virtue of providing any services described in this Agreement (including, without limitation, Group Services) to Management Company and Master Tenant. Management Company shall (i) make (or cause to be made) available to Master Tenant the books of any such Affiliate providing any such services to the extent necessary to complete an audit arranged by Master Tenant pursuant to Section 9.01 of this Agreement, and (ii) cause any such Affiliate providing Group Services to comply with the provisions of Sections 9.05 and 9.06.

11.04    Rebates

Any rebates, refunds or similar payments (for purposes of this Section 11.04, collectively referred to as “rebates”) made to Management Company or any of its Affiliates from vendors or others providing services or goods to the Hotel shall be returned to the appropriate Hotel bank account or reserve account, as the case may be, from which payment for such services or goods was made and shall constitute Gross Revenues. Any such rebates made to Management Company or any of its Affiliates from vendors or others for goods and services provided to a group of hotels operated by Management Company or its Affiliates, including the Hotel, shall be equitably allocated among such hotels and the Hotel’s equitable share thereof shall be returned to the appropriate Hotel bank account or reserve account, as the case may be, from which payment for such services or goods was made and shall constitute Gross Revenues.

ARTICLE XII
INSURANCE

12.01    Property and Operational Insurance

A.    Management Company shall, commencing with the Management Commencement Date and continuing throughout the Term of this Agreement, procure and maintain, at its expense and upon the terms set forth in the Lease, the Franchise Agreement, and any Loan Documents, with insurance companies (i) reasonably acceptable to Master Tenant, (ii) required by a Lender, and (iii) licensed or admitted to underwrite the type of insurance being issued in the jurisdiction in which such insurance policy shall be delivered, a minimum of the following insurance to the extent reasonably commercially available:

1.    Insurance on the Hotel (including contents) against loss or damage by fire, lightning and all other risks covered by the usual standard extended coverage endorsements, with deductible limits approved by Master Tenant, in an amount not less than one hundred percent (100%) of the replacement cost thereof as agreed on in advance by Master Tenant;

2.    Insurance against loss or damage from equipment breakdown (i.e. explosion of boilers, pressure vessels, pressure pipes and sprinklers, to the extent applicable, installed in the Hotel);

3.    Insurance on the Hotel (including contents) against loss or damage by earthquake, with deductible limits approved by Master Tenant, in an amount to be reasonably determined by Master Tenant consistent with local market conditions;

4.    Business interruption insurance covering loss of profits and necessary continuing expenses for interruptions caused by any occurrence covered by the insurance referred to in Section 12.01 A1, A2, and A3, of a type and in amounts and with such deductible limits as are approved by Master Tenant;

5.    Workers’ compensation and employer’s liability insurance as may be required under applicable laws;

6.    Employment-related practices insurance covering all of Management Company’s employees at the Hotel, with such deductible limits as are approved by Master Tenant;

7.    Fidelity bonds, in amounts and with deductible limits approved by Master Tenant, covering Management Company’s employees in job classifications which Master Tenant reasonably requests be bonded, to the extent that Management Company and Master Tenant mutually agree it is necessary for the Hotel;

8.    Comprehensive General Public Liability insurance (including protective liability coverage on operations of independent contractors engaged in construction, operation or management, blanket contractual liability insurance, [including liquor law legal liability insurance where liquor license is required], products liability insurance[and garage keeper’s liability insurance where valet parking services are provided]), on an “occurrence” basis for the benefit of Master Tenant and Management Company against claims for “personal injury” liability, including, without limitation, bodily injury, death, or property damage liability, with a limit of not less than Twenty Five Million Dollars ($25,000,000) in the event of “personal injury” to any number of persons or damage to property arising out of any one occurrence; such insurance, which may be furnished under a “primary policy” (which shall include an aggregate per location endorsement) and an “umbrella” policy or policies, shall also include: (i) coverage against liability for bodily injuries or property damage arising out of the use by or on behalf of Master Tenant or Management Company of any owned, non-owned, or hired automotive equipment for a limit not less than that specified above, and (ii) if applicable, garage keeper’s legal liability insurance in the amount sufficient to prevent Master Tenant from becoming a co-insurer;

9.    Crime insurance for burglary or robbery with such carriers, and under such policies, as may from time to time be approved by Master Tenant; and

10.    Such other insurance in amounts as Management Company and Master Tenant, in their reasonable judgment, mutually deem advisable for protection against claims, liabilities and losses arising out of or connected with the operation of the Hotel, or as is required pursuant to any Franchise Agreement or Loan Documents. Notwithstanding anything in this Agreement to the contrary, the provisions of this Article XII shall be subject to the reasonable requirements of a Lender.

Subject to Master Tenant’s, Franchisor’s, and any Lender’s prior approval (in their sole discretion), Management Company may procure and maintain such insurance as required in this Section 12.01 by legally qualifying itself as a self-insurer.

12.02    General Insurance Provisions

A.    All policies of insurance required under Section 12.01, Paragraphs 1-4 shall be carried in the name of Management Company, Master Tenant, Owner, Franchisor, and the Lender as additional insured; and losses thereunder shall be payable to the parties as their respective interests may appear. All insurance described in Section 12.01, Paragraphs 7-9 shall name Master Tenant as an additional insured.

B.    Master Tenant and Management Company shall release each other, and their respective authorized representatives, agents and employees, from any claims for damage or loss to any person or to the Hotel that may be caused by or result from risks insured under any insurance policies carried by said parties and in force at the time any such damage or loss occurs, to the extent that such release does not impair any insurance coverage then in effect. To the extent waivers of subrogation are acceptable to the insurance carrier each policy of insurance shall provide that the carrier shall have no right of subrogation against either party hereto, their authorized representatives, agents or employees by separate endorsement. If extra premium is charged for such waiver of subrogation, the party for whom such waiver is obtained shall pay the other party such extra premium within ten (10) business days after request therefore together with a copy of the invoice evidencing the same.

12.03    Coverage

All insurance described in Section 12.01 may be obtained by Management Company by endorsement or equivalent means under its blanket insurance policies, provided that such blanket policies are satisfactory to and approved by Master Tenant, Franchisor, and Lender.

12.04    Cost and Expense

All insurance premiums and related costs and expense with respect to the insurance Management Company is required to be maintain pursuant to described in Section 12.01 shall be paid by Management Company at its sole cost and expense.

12.05    Policies and Endorsements

A.    The party procuring insurance hereunder shall deliver to the other party certificates of insurance with respect to all policies so procured, including existing, additional and renewal policies and, in the case of insurance about to expire, shall deliver certificates of insurance with respect to the renewal policies not less than ten (10) days prior to the respective dates of expiration.

B.    All policies of insurance provided for under this Article XII shall, to the extent obtainable, have attached thereto an endorsement that such policy shall not be canceled, non-renewed or to the extent reasonably commercially available, materially changed without at least ten (10) days’ prior written notice to Master Tenant and Management Company.

C.    Master Tenant may, at its option, procure and maintain the insurance specified in Section 12.01, Paragraphs 1 through 4, with insurance companies reasonably acceptable to Management Company, subject to the following: (i) all such policies of insurance shall be carried in the name of Master Tenant, with Management Company as a named insured, (ii) any property losses thereunder shall be payable to the respective parties as their interests may appear, and (iii) premiums for such insurance coverage shall be treated as Deductions.

12.06    Indemnification

A.    Master Tenant shall indemnify, defend and hold Management Company and its directors, officers, shareholders, employees, agents and Affiliates (collectively, “Management Company Indemnified Parties”), harmless from and against all claims, causes of action, losses, attorneys’ fees and other costs and expenses (including, but not limited to, liquidated damages, transfer fees, and termination costs), liabilities and damages (collectively referred to as “Claims”) imposed upon or incurred by or asserted against Management Company Indemnified Parties under, or on account of, or with respect to this Agreement arising out of or resulting from: (i) Management Company’s due performance of this Agreement, or (ii) the failure by Master Tenant to provide necessary funds to the reserve accounts or make necessary Owner-Funded Capital Expenditures required under this Agreement or to comply with applicable legal requirements or any requirements imposed by the Franchisor in accordance with the Franchise Agreement or necessary to maintain the safety or structural soundness of the Hotel, except to the extent (x) the condition giving rise to such required expenditures is the result of Management Company’s gross negligence, willful misconduct, or breach of this Agreement or (y) such Claim results from (I) the fraud, willful misconduct or gross negligence of Management Company, or (II) Employee Claims based upon a substantial violation by Management Company of employment laws or that are a direct result of the corporate policies of Management Company, or (III) a substantial violation of the standards of responsible labor relations as generally practiced by prudent owners or operators of similar hotel properties in the general geographic area of the Hotel, or (IV) the knowing or reckless placing, discharge, leakage, use or storage of hazardous materials in violation of applicable environmental laws on or in the Hotel by Management Company, or (V) the breach by Management Company of this Agreement (including action taken by Management Company beyond the scope of its authority under this Agreement) which breach is not timely cured by Management Company in accordance with Article XVI. Without limiting the generality of the foregoing, Master Tenant shall indemnify, defend and hold Management Company Indemnified Parties harmless from and against all Claims imposed upon or incurred by or asserted against Management Company Indemnified Parties under or with respect to the Franchise Agreement which arise as a result of: (a) any default by Master Tenant under the terms of this Agreement or the Franchise Agreement (or related “Owner Agreement”) unless such default is a result of gross negligence, willful misconduct, or breach on the part of Management Company; (b) the transfer by Master Tenant of the Hotel or any interest of Master Tenant in the Hotel in violation of the Franchise Agreement, or (c) the failure by Master Tenant to provide necessary funds to the reserve accounts or make necessary Owner-Funded Capital Expenditures required in order to comply with applicable requirements imposed by the Franchisor in accordance with the Franchise Agreement or necessary to maintain the safety or structural soundness of the Hotel.

B.    Intentionally Deleted.

C.    Management Company agrees to indemnify, defend and hold Master Tenant and its directors, officers, shareholders, employees and agents (collectively “Owner Indemnified Parties”), harmless from and against each Claim to the extent such Claim results from (i) the fraud, willful misconduct or gross negligence of Management Company, or (ii) Employee Claims based upon a substantial violation by Management Company of employment laws or that are a direct result of the corporate policies of Management Company, or (iii) a substantial violation of the standards of responsible labor relations as generally practiced by prudent owners or operators of similar hotel properties in the general geographic area of the Hotel, or (iv) the knowing or reckless placing, discharge, leakage, use or storage of hazardous materials in violation of applicable environmental laws on or in the Hotel by Management Company, or (v) the breach by Management Company of this Agreement (including action taken by Management Company beyond the scope of its authority under this Agreement) which breach is not timely cured by Management Company in accordance with Article XVI.

D.    The provisions of this Section 12.06 shall survive Termination of this Agreement.

ARTICLE XIII
REAL ESTATE AND PROPERTY TAXES

13.01    Impositions

During the Term of the Agreement all real estate or ad valorem property taxes, assessments, inventory and personal property taxes and similar charges on or relating to the Hotel (“Impositions”) following or allocable to the period following the Management Commencement Date shall be paid by Management Company, to the extent sufficient Working Capital exists, from Gross Revenues before any fines, penalties, or interest are added thereto or liens are placed upon the Hotel, unless payment is in good faith being contested at Master Tenant’s direction and enforcement thereof is stayed. Management Company, either in its own name or, if legally required, in Master Tenant’s name, may, subject to Master Tenant’s approval, contest by appropriate proceedings conducted in good faith and with due diligence the amount, validity or application in whole or in part of any such Imposition or any lien therefor, and Master Tenant shall have the right to participate in any such proceedings. In addition, Master Tenant shall have the right to contest, or cause Management Company to contest, the amount, validity or application in whole or in part of any such Imposition or any lien therefore. In the event Gross Revenues are likely to be insufficient to pay such Impositions when due, Management Company shall so advise Master Tenant no later than thirty (30) days prior to the due date of such Impositions in order to provide Master Tenant sufficient time in which to provide funds sufficient for the payment of such Impositions. Management Company shall also, no later than thirty (30) days prior to the date payment is due or three (3) days following the written request from Master Tenant, furnish Master Tenant with copies of official tax bills and assessments and evidence of payment or contest thereof. Any refund or rebate of any Impositions shall be credited to Operating Profit in the Fiscal Year in which such refund is received. All reasonable costs incurred in connection with any such negotiations or proceedings shall constitute Deductions for the year in which they are paid. Notwithstanding the foregoing, no such contest shall be conducted if it will in any way endanger title to the Hotel, the land on which the Hotel is located or Master Tenant’s interest in the Hotel, or create a cloud on title to any of the foregoing or constitute a default under any financing secured by the Hotel, or otherwise expose Master Tenant to the risk of criminal liability. Master Tenant shall within thirty (30) days of receipt of evidence of payment or contest furnish Management Company with copies of official tax bills and assessments and of payment or contest thereof. All Impositions shall constitute Deductions from Gross Revenues in determining Operating Profit provided, however, that any fines, penalties or interest added thereto to the extent resulting from Master Tenant’s acts or omissions shall be paid by Master Tenant at its sole expense.

13.02    Master Tenant’s Responsibility

“Impositions” shall not include the following, all of which shall be paid solely by Master Tenant, not from Gross Revenues nor from Hotel reserve accounts: (1) Any income, excess profits or revenue taxes of Master Tenant or any person, firm or entity as a partner of Master Tenant; (2) taxes, assessments or similar charges imposed upon or levied against the Hotel or the Property for the costs of public improvements, including, without limitation, roads, sidewalks, public lighting fixtures, utility lines, storm sewers, drainage facilities and similar improvements; (3) “Impact Fees” which are required of Master Tenant as a condition to the issuance of site plan approval, zoning variances or building permits; and (4) “Tax-increment financing” or similar financing whereby the municipality or other taxing authority has assisted in financing the construction of the Hotel by temporarily reducing or abating normal Impositions in return for substantially higher levels of Impositions at later dates.

ARTICLE XIV
HOTEL EMPLOYEES

14.01    Employees

A.    Management Company shall have the discretion and obligation to hire, promote, supervise, direct, train all employees at the Hotel, to fix their terms of compensation and, generally to establish and maintain policies relating to employment at the Hotel. All such employees shall at all times be the employees of Management Company and not of Master Tenant or Owner, and neither Master Tenant nor Owner shall have any responsibility or control respecting such employees unless otherwise specified in this Agreement, provided that the terms of their employment, including without limitation, compensation, shall be comparable to the terms of employment for employees at other comparable hotels in the vicinity of the Hotel. No collective bargaining agreements will be signed without Master Tenant’s approval.

B.    Intentionally Deleted

C.    Management Company and Master Tenant agree to cooperate with each other to attempt to avoid any disqualification of qualified employee benefit plans of either of them to the extent such plans may be affected by the provisions of this Agreement or the services provided hereunder; provided, however, that neither Management Company nor Master Tenant shall be required to change the terms of any such plan as part of such cooperation.

D.    All personnel employed at the Hotel shall be recruited and trained by Management Company in a manner consistent with Management Company’s practices at other comparable hotels managed and operated by Management Company.

14.02    Termination

A.    At Termination, other than by reason of an Event of Default by Management Company hereunder, Management Company shall be reimbursed from Gross Revenues (or, if Gross Revenues are not sufficient, with funds provided by Master Tenant) for all costs and expenses properly incurred by Management Company which arise out of either the transfer or the termination of employment of Management Company’s employees at the Hotel, such as reasonable transfer costs, unemployment compensation, other employee liability costs (including without limitation costs incurred pursuant to the Worker Adjustment and Retraining Notification Act of 1990 (as amended, the “WARN Act”) and liabilities of paid time off) and a reasonable allowance for severance pay for Executive Employees (as defined below) of the Hotel who do not continue to be employed with respect to the Hotel and who will not be transferred to another hotel owned or managed by Management Company. The amount of such allowance for severance shall not exceed an amount equal to Management Company’s then current severance benefit for such terminated Executive Employees and that which is customary in the industry, unless Master Tenant otherwise approves. As used herein, the term “Executive Employees” shall mean each member of the senior executive staff and each department head of the Hotel.

B.    Intentionally Deleted

C.    Except as to liabilities or claims with respect to Hotel employees which have accrued or arisen prior to, or as a result of, Termination and except for those provisions hereof which are expressly stated to survive Termination, all obligations hereunder with respect to Hotel employees shall cease effective upon the Termination hereof.

ARTICLE XV
DAMAGE AND CONDEMNATION

15.01    Damage and Repair

A.    If, during the Term hereof, the Hotel is damaged by fire, casualty, or other cause, Owner shall determine, in its sole discretion, whether to repair or replace the damaged portion of the Hotel or not to rebuild. If Owner elects not to repair or replace the damaged portion of the Hotel, Management Company may in such event terminate this Agreement, provided that all amounts due to Management Company hereunder up to and in connection with the termination shall be paid by Master Tenant. Any such termination hereunder shall not be a Default and no termination fees shall be paid to Management Company.

    B.    In the event damage or destruction to the Hotel from any cause materially and adversely affects the operation of the Hotel and Owner or Master Tenant, as applicable, fails, after receipt of all necessary insurance proceeds (subject to unreasonable delays caused by Management Company, including unreasonable delays in adjusting the insurance claim with the carriers which participate in Management Company’s blanket insurance program, and subject to Force Majeure delays), to promptly commence and thereafter diligently pursue the repairing, rebuilding or replacement of the same so that the Hotel shall be substantially the same as it was prior to such damage or destruction, Management Company may, at its option, elect to terminate this Agreement upon ninety (90) days’ written notice; provided that Owner and Master Tenant shall have the right to nullify such termination by curing its default in respect of such repair, rebuilding or replacement within such ninety (90) day period. Additionally, if the Franchise Agreement is terminated due to Owner’s or Master Tenant’s failure to repair and restore the Hotel, this Agreement shall terminate, effective upon the termination of the Franchise Agreement.

15.02    Condemnation

    A.    If all or substantially all of the Hotel is taken in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose, this Agreement shall terminate as of the date Management Company ceases to have physical presence of the Hotel. Any award for such taking or condemnation is to be paid to Owner, provided that Management Company may advance and collect any claims to which it may be entitled as a result of such taking in accordance with the terms of Section 15.02 C.

B.    In the event a portion of the Hotel shall be taken by the events described in Section 15.02 A or the entire Hotel is affected on a temporary basis but the result is not to make it unreasonable to continue to operate the Hotel, this Agreement shall not terminate. In the event of any partial or temporary taking as described in this Section 15.02 B, the entire amount of any award made for such condemnation or taking shall be paid to Owner. Owner shall have the right, in its sole discretion, to determine whether to restore (at its cost) the untaken portion of the Hotel, or the portion of the Hotel temporarily taken, so that the Hotel constitutes a complete architectural unit of the same general character and condition (as nearly as may be possible under the circumstances) as the Hotel existing immediately prior to the condemnation.

C.    All condemnation awards or payments in lieu thereof for the value of the land and improvements so taken shall be the sole and exclusive property of Owner. Management Company may make a claim to the condemning authority for its loss of business arising from the events described in this Section 15.02, but only to the extent that such claim in no way prejudices, diminishes, reduces, or impairs Owner’s rights under the preceding sentence.

ARTICLE XVI
DEFAULTS

16.01    Default

Each of the following shall constitute a “Default,” to the extent permitted by applicable law:

A.    The appointment of a receiver, trustee, or custodian for all or any substantial part of the property of Management Company or Master Tenant, as the case may be, if such appointment is not stayed, set aside or vacated within sixty (60) days.

B.    The commencement by Management Company or Master Tenant, as the case may be, of any voluntary case or proceeding under present or future federal bankruptcy laws or under any other bankruptcy, insolvency, or other laws respecting debtor’s rights.

C.    The making of a general assignment by Management Company or Master Tenant, as the case may be, for the benefit of its creditors.

D.    The entry against Management Company or Master Tenant, as the case may be, of any “order for relief” or other judgment or decree by any court of competent jurisdiction in any involuntary proceeding against Management Company or Master Tenant, as the case may be, under any present or future federal bankruptcy laws or under any other bankruptcy, insolvency, or other laws respecting debtor’s rights, if such order, judgment, or decree continues unstayed and in effect for a period of sixty (60) consecutive days or more.

E.    The failure of Management Company or Master Tenant, as the case may be, to make any payment to be made in accordance with the terms hereof within five (5) business days after written notice that such payment is due and payable.

F.    Receipt by the Master Tenant or Management Company of any notice from the Franchisor claiming or alleging any material default under the Franchise Agreement, if such default is due to any act or omission of Master Tenant or Management Company, as the case may be, and is not cured, to the satisfaction of the Franchisor, within the applicable notice and cure period (or, if such default cannot reasonably be cured within such notice and cure period and Master Tenant or Management Company, as the case may be, immediately proceeds with due diligence to cure such default, then within such additional period of time as is reasonably required for such cure, taking into account the termination provisions of the Franchise Agreement).

G.    Reserved.

H.    The failure of Management Company or Master Tenant, as the case may be, to perform, keep or fulfill any of the other covenants, undertakings, obligations, or conditions set forth in this Agreement, and the continuance of such Default for a period of thirty (30) days after notice of said failure, or if such Default cannot be reasonably cured within said 30-day time period, the failure of the defaulting party to commence the cure of such Default within said 30-day period or thereafter the failure to diligently pursue such efforts to completion, but in no event longer than an additional sixty (60) days.

I.    In the case of Management Company, an act or omission by any Executive Personnel with respect to the Hotel that constitutes gross negligence, fraud or willful misconduct, as acknowledged in writing by Management Company or as determined by a court of competent jurisdiction, shall constitute an Event of Default by Management Company.

16.02    Event of Default

Upon the occurrence of any Default by a party (referred to as the “defaulting party”) under Section 16.01 B or C, such Default shall immediately and automatically, without the necessity of any notice to the defaulting party, constitute an “Event of Default” under this Agreement. Upon the occurrence of any Default by a defaulting party under any other subsection of Section 16.01, such Default shall constitute an “Event of Default” under this Agreement if the defaulting party fails to cure such Default within the respective cure or payment period (as specified in the applicable Paragraph) after written notice from the non-defaulting party specifying such Default and demanding such cure or payment.

16.03    Remedies upon Event of Default

Upon the occurrence of an Event of Default, the non-defaulting party shall have the right to pursue any one or more of the following courses of action: (i) to terminate this Agreement by written notice to the defaulting party, which Termination shall be effective as of the effective date which is set forth in said notice (provided that said effective date shall be at least thirty (30) days after the date of said notice; or, if the defaulting party is the employer of all or a substantial portion of the employees at the Hotel, the 30-day period shall be extended to such period of time as may be necessary under applicable law pertaining to termination of employment); and (ii) to institute any and all proceedings permitted by law or equity, including, without limitation, actions for specific performance and/or damages. Upon the occurrence of a Default by either party under Section 16.01 E, the amount owed to the non-defaulting party shall accrue interest, at the rate described in Section 22.03, from and after the date on which such payment was originally due to the non-defaulting party. The rights granted hereunder shall not be in substitution for, but shall be in addition to, any and all rights and remedies available to the non-defaulting party by reason of applicable provisions of law or equity.

ARTICLE XVII
INTELLECTUAL PROPERTY

17.01    Intentionally Omitted

17.02    Computer Software and Equipment

All “Software” (meaning all computer software and accompanying documentation, other than software which is commercially available, which are used by Management Company in connection with the property management system, any reservation system and all future electronic systems developed by Management Company for use in the Hotel) is and shall remain the exclusive property of Management Company or any one of its Affiliates (or the licensor of such Software, as the case may be), and Master Tenant shall have no right to use, or to copy, any Software. Upon Termination, Management Company shall have the right to remove from the Hotel all Software, and any computer equipment which is utilized as part of a centralized property management system or is otherwise considered proprietary by Management Company; provided, however, that if any of such computer equipment is owned by Master Tenant, Management Company shall reimburse Master Tenant for previous expenditures made by Master Tenant for the purchase of such equipment, subject to a reasonable allowance for depreciation.

17.03    Management Company Intellectual Property

All “Management Company Intellectual Property” (meaning all Software and manuals, brochures and directives issued by Management Company to its employees at the Hotel regarding procedures and techniques to be used in operating the Hotel) shall at all times be proprietary to Management Company or its Affiliates, and shall be the exclusive property of Management Company or its Affiliates. Upon Termination, all Management Company Intellectual Property shall be removed from the Hotel by Management Company, without compensation to Master Tenant.

ARTICLE XVIII
WAIVER AND INVALIDITY

18.01    Waiver

The failure of either party to insist upon strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

18.02    Partial Invalidity

In the event that any portion of this Agreement shall be declared invalid by order, decree or judgment of a court, this Agreement shall be construed as if such portion had not been inserted herein except when such construction would operate as an undue hardship to Management Company or Master Tenant or constitute a substantial deviation from the general intent and purpose of said parties as reflected in this Agreement.

ARTICLE XIX
ASSIGNMENT

19.01    Assignment by Management Company and Master Tenant

(A)    Management Company shall not assign this Agreement, or delegate any of its responsibilities hereunder, without the prior written consent of Master Tenant; provided, however, that Management Company, shall have the right, subject to the provisions of any Franchise Agreement and of any Secured Loan and with Master Tenant’s consent, not to be unreasonably withheld, to assign its interest in this Agreement to any of its Affiliates, and any such Affiliate shall be deemed to be the Management Company for purposes of this Agreement. Management Company shall be relieved of all further obligations hereunder if such Affiliate has substantially similar financial resources and liquidity as Management Company and the expertise to perform the obligations of Management Company hereunder including, without limitation, access to the Group Services that are currently being provided by Management Company at the time of such assignment, and Master Tenant approved such assignment pursuant to this Section.

(B)    Master Tenant may assign this Agreement, without the prior written consent of Management Company, upon notice to Management Company, and upon such assignment and assumption of this Agreement by the assignee, Master Tenant shall be relieved of all further liability or obligation hereunder.

(C)    Notwithstanding any other provision contained in this Agreement, (i) the collateral assignment of this Agreement by Master Tenant as security for any Security Instrument securing a Secured Loan or (ii) the transfer of this Agreement in connection with: (a) a merger or consolidation or a sale of all or substantially all of the assets of either party (provided that, if such transfer is by Management Company, such transfer is being done as part of a merger or consolidation or a sale of all or substantially all of the business which consists of Management Company’s managed hotels) or (b) any going-public transaction, is permitted without the consent of the other party.

(D)    All rights of Management Company pursuant to this Article XIX shall be subject to any required approvals or other conditions pursuant to any Franchise Agreement and of any Secured Loan. If either party consents to an assignment of this Agreement by the other, no further assignment shall be made without the express consent in writing of such party, unless such assignment may otherwise be made without such consent pursuant to the terms of this Agreement.

(E)    An assignment (either voluntarily or by operation of law) by either party of its interest in this Agreement shall not relieve either party from its obligations under this Agreement which accrued prior to the date of such assignment; provided, however, such assigning party shall be relieved of such obligations accruing after such date, solely under the circumstances described in this Article XIX and if Management Company or Master Tenant, as the case may be, has received an assumption agreement executed by the assignee, in form and substance reasonably satisfactory to the nonassigning party and subject to the provisions of any Franchise Agreement and of any Secured Loan.

(F)    Notwithstanding any other provision contained in this Agreement, no party may assign (including by operation of law) its interest in this Agreement to a Prohibited Person.

ARTICLE XX
INTENTIONALLY DELETED

ARTICLE XXI
NEGATION OF PARTNERSHIP AND INTEREST IN REAL PROPERTY

21.01    Nothing contained in this Agreement shall constitute, or be construed to be or to create, a partnership, joint venture or lease between Master Tenant and Management Company with respect to the Property, the Hotel or the operation thereof (other than Management Company’s Affiliate’s interest in the Hotel under Joint Venture Operating Agreement).

21.02    This Agreement shall not be deemed at any time to be an interest in real estate or a lien or security interest of any nature against the Hotel, the Property or any other land used in connection with the Hotel, or any equipment, fixtures, inventory, motor vehicles, contracts, documents, accounts, notes, drafts, acceptances, instruments, chattel paper, general intangibles or other personal property now existing or that may hereafter be acquired or entered into with respect to the Hotel or the operation thereof.

21.03    TO THE EXTENT ANY FIDUCIARY DUTIES THAT MAY EXIST AS A RESULT OF THE RELATIONSHIP OF THE PARTIES ARE INCONSISTENT WITH, OR WOULD HAVE THE EFFECT OF EXPANDING, MODIFYING, LIMITING OR RESTRICTING ANY OF THE EXPRESS TERMS OF THIS AGREEMENT, (A) THE

EXPRESS TERMS OF THIS AGREEMENT SHALL CONTROL, (B) THIS AGREEMENT SHALL BE INTERPRETED IN ACCORDANCE WITH GENERAL PRINCIPLES OF CONTRACT INTERPRETATION WITHOUT REGARD TO THE COMMON LAW PRINCIPLES OF AGENCY, AND (C) ANY LIABILITY OF THE PARTIES SHALL BE BASED SOLELY ON PRINCIPLES OF CONTRACT LAW AND THE EXPRESS TERMS OF THIS AGREEMENT. THE PARTIES FURTHER ACKNOWLEDGE AND AGREE THAT FOR THE PURPOSES OF DETERMINING THE NATURE AND SCOPE OF MANAGEMENT COMPANY’S FIDUCIARY DUTIES UNDER THIS AGREEMENT, THE TERMS OF THIS AGREEMENT, AND THE DUTIES AND OBLIGATIONS SET FORTH HEREIN, ARE INTENDED TO SATISFY ALL FIDUCIARY DUTIES THAT MAY EXIST AS A RESULT OF THE RELATIONSHIP BETWEEN THE PARTIES, INCLUDING ALL DUTIES OF LOYALTY, GOOD FAITH, FAIR DEALING AND FULL DISCLOSURE, AND ANY OTHER DUTY DEEMED TO EXIST UNDER THE COMMON LAW PRINCIPLES OF AGENCY OR OTHERWISE (OTHER THAN THE DUTY OF GOOD FAITH AND FAIR DEALING IMPLIED UNDER GENERAL CONTRACT PRINCIPLES, INDEPENDENT OF THE COMMON LAW PRINCIPLES OF AGENCY). ACCORDINGLY, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE AND DISCLAIM ANY POWER OR RIGHT SUCH PARTY MAY HAVE TO CLAIM ANY PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES OR CONSEQUENTIAL OR INCIDENTAL DAMAGES FOR ANY BREACH OF FIDUCIARY DUTIES.

ARTICLE XXII
MISCELLANEOUS
22.01    Right to Make Agreement

Each party warrants, with respect to itself, that neither the execution of this Agreement nor the finalization of the transactions contemplated hereby shall violate any provisions of law or judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound that would otherwise prevent the fulfillment of its obligations hereunder; or require any consent, vote or approval which has not been taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the Term of this Agreement and any extensions thereof, the full right to enter into this Agreement and perform its obligations hereunder.

22.02    Relationship of Master Tenant and Management Company

Management Company shall perform its duties hereunder as agent for Master Tenant. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between Master Tenant and Management Company or their successors-in-interest. Neither party shall borrow money in the name of or pledge the credit of the other.

22.03    Failure to Perform

If Management Company or Master Tenant at any time fails to make any payments as specified or required hereunder or fails to perform any other act required on its part to be made or performed hereunder, then the other party after thirty (30) days’ written notice to the defaulting party may (but shall not be obligated to) pay any such delinquent amount or perform any such other act on the defaulting party’s part. Any sums thus paid and all costs and expenses incurred in connection with the making of such payment or the proper performance of any such act, together with interest thereon at the lesser of (i) the interest rate allowed by the applicable usury laws, or (ii) the Prime Rate plus five percent (5%), from the date that such payment is made or such costs and expenses incurred, shall constitute a liquidated amount to be paid by the defaulting party under this Agreement to the other party on demand.

22.04    Remedies

Master Tenant and Management Company and/or their respective affiliated companies shall be entitled, in case of any breach of this Agreement by the other party or others claiming through it, to injunctive relief and to any other right or remedy available at law.

22.05    Control by and Authority of KBS with respect to Master Tenant

KBS, as the co-managing member of the Joint Venture, shall have the right to take any and all actions allowed of Master Tenant under this Agreement including, without limitation, giving any consents on behalf of Master Tenant and exercising any right to terminate this Agreement pursuant to this Article. Management Company shall have the right to rely on any action taken by KBS purporting to be made on behalf of Master Tenant without (a) any duty of inquiry or investigation, or (b) obtaining the confirmation or consent of Master Tenant.

22.06    Applicable Law and Arbitration

This Agreement shall be construed under and shall be governed by the laws of the State where the Hotel is located, without regard to principles of conflicts of law. In the event of any dispute, controversy or claim arising out of, or in connection with, or relating to this Agreement, or any breach, or alleged breach hereof, the same shall, upon the request of either Management Company or Master Tenant, be submitted to and settled by arbitration. The arbiters shall each have at least ten (10) years’ recent professional experience in the hotel industry. The arbiters are specifically directed: that the award be definite, certain and final as to the matters submitted; and to permit or deny the relief sought in its entirety without partial allocations between the parties (i.e. the preceding shall be a so-called “baseball arbitration”). Otherwise, the arbitration shall be pursuant to, and in accordance with, the commercial rules then in effect of the American Arbitration Association in the State where the Hotel is located, or at any other place or any other form of arbitration mutually acceptable to the parties so involved. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum, state or federal, having jurisdiction. The expenses of arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay the cost of its own experts, counsel and evidence.

22.07    Headings

Headings of Articles and Sections are inserted only for convenience and are in no way to be construed as a limitation on the scope of the particular Articles or Sections to which they refer.

22.08    Notices

Notices, statements and other communications to be given under the terms of this Agreement shall be in writing and delivered by hand against receipt or sent by certified mail, return receipt requested, or by nationally recognized overnight courier:

To Master Tenant:

c/o KBS Capital Advisors
800 Newport Center Drive
Suite 700
Newport Beach, CA 92660
Attn: Brian Ragsdale, Todd Smith and Jeff Rader

To Owner:

c/o KBS Capital Advisors
800 Newport Center Drive
Suite 700
Newport Beach, CA 92660
Attn: Brian Ragsdale, Todd Smith and Jeff Rader

With a copy to:

Encore Hospitality, LLC
5005 LBJ Freeway, Suite 1200
Dallas, TX 75244
Attn: Glenn Pedersen

Encore Enterprises, Inc.
5005 LBJ Freeway, Suite 1200
Dallas, TX 75244
Attn: Charles A. Omage

To Management Company:

Encore Hospitality, LLC
5005 LBJ Freeway, Suite 1200
Dallas, TX 75244
Attn: Glenn Pedersen

With a copy to:

Encore Enterprises, Inc.
5005 LBJ Freeway, Suite 1200
Dallas, TX 75244
Attn: Charles A. Omage

or at such other address as from time to time designated by the party receiving the notice. Any such notice which is properly mailed, as described above, shall be deemed to have been served as of three (3) business days after said posting.

22.09    Environmental Matters

(A)    For purposes of this Section 22.09, “hazardous materials” means any substance or material containing one or more of any of the following: “hazardous air pollutants,” “hazardous material,” “hazardous waste,” “hazardous substance,” “regulated substance,” “petroleum,” “pollutant,” “contaminant,” or “asbestos,” as such terms are defined in any applicable environmental law, in such concentration(s) or amount(s) as may impose clean-up, removal, monitoring or other responsibility under any applicable environmental law, or which may present a significant risk of harm to guests, invitees or employees of the Hotel.

(B)    Regardless of whether or not a given hazardous material is permitted on the Hotel premises under applicable environmental law, Management Company shall only bring on the premises such hazardous materials as are needed in the normal course of business of the Hotel. Management Company shall indemnify, defend and hold Master Tenant and its Affiliates (and their respective directors, officers, shareholders, employees and agents) harmless from and against all loss, costs, liability and damage (including, without limitation, engineers’ and attorneys’ fees and expenses, and the cost of litigation) arising from the placing, discharge, leakage, use or storage of hazardous materials in violation of applicable environmental laws on the Hotel premises or in the Hotel by Management Company during the Term of this Agreement and shall be responsible for the payment of any removal or remediation costs resulting therefrom.

22.10    Equity and Debt Offerings

Neither Master Tenant nor Management Company (as an “issuing party”) shall make reference to the other party (the “non-issuing party”) or any of its Affiliates in any prospectus, private placement memorandum, offering circular or offering documentation related thereto (collectively referred to as the “Prospectus”), issued by the issuing party, unless the non-issuing party has received a copy of all such references and has approved the content and use of the same. In no event will the non-issuing party be deemed a sponsor of the offering described in any such Prospectus, nor will it have any responsibility for the Prospectus, and the Prospectus will so state. The issuing party shall be entitled to include in the Prospectus an accurate summary of this Agreement but shall not include any proprietary mark or confidential information of the non-issuing party without prior written consent of the non-issuing party. The issuing party shall indemnify, defend and hold the non-issuing party and its Affiliates (and their respective directors, officers, shareholders, employees and agents) harmless from and against all loss, costs, liability and damage (including attorneys’ fees and expenses, and the cost of litigation) arising out of any Prospectus or the offering described therein.

22.11    Estoppel Certificates

Master Tenant and Management Company will, at any time and from time to time within fifteen (15) days of the request of the other party or a Lender, execute, acknowledge, and deliver to the other party and such Lender, if any, and any other person the requesting party may reasonably request, a certificate certifying:

(A)    That the Agreement is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating such modifications);

(B)    The dates, if any, on which the distributions of Operating Profit have been paid;

(C)    Whether there are any existing Defaults by the other party to the knowledge of the party making such certification, and specifying the nature of such Defaults, if any; and

(D)    Such other matters as may be reasonably requested.

Any such certificates may be relied upon by any party to whom the certificate is directed.

22.12    Entire Agreement

This Agreement, together with other writings signed by the parties expressly stated to be supplementary hereto and together with any instruments to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties and supersedes all prior understandings and writings, and may be changed only by a writing signed by the parties hereto. This instrument may be executed in counterparts, each of which shall be deemed an original and all such counterparts together shall constitute one and the same instrument.

22.13    Limitation on Liability

Notwithstanding anything to the contrary contained in this Agreement, Master Tenant’s liability under this Agreement shall be limited solely to its interest in the Hotel and in all accounts and Reserve FF&E related to the Hotel and in insurance and condemnation proceeds related to the Hotel and no personal liability or deficiency judgment shall append to Master Tenant relative to, or as a result of, this Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR UNDER APPLICABLE LAW, MASTER TENANT AND MANAGEMENT COMPANY HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE AND DISCLAIM ALL RIGHTS TO CLAIM OR SEEK ANY CONSEQUENTIAL, PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES AND ACKNOWLEDGE AND AGREE THAT THE RIGHTS AND REMEDIES IN THIS AGREEMENT WILL BE ADEQUATE IN ALL

CIRCUMSTANCES FOR ANY CLAIMS THE PARTIES MIGHT HAVE WITH RESPECT THERETO.

22.14    Confidentiality

Master Tenant and Management Company agree that the matters set forth in this Agreement are strictly confidential and each party will make every effort to ensure that the information is not disclosed by it to any outside person or entities (including any announcements to the press or otherwise pertaining to the transaction entered into by the parties hereunder without the approval as to both timing of any such announcement of both Master Tenant and Management Company) without the prior written consent of the other party except as may be reasonably necessary to obtain licenses, permits and other public approvals necessary for the operation of the Hotel, in connection with the Master Tenant’s financing of the Hotel, or the Sale of Hotel. It is understood and agreed that this Section 22.14 is not intended to prohibit or limit disclosure of the matters set forth in this Section 22.14 by Master Tenant or Management Company (i) to their respective officers, directors, employees, financial advisors, attorneys, accountants, potential lenders, consultants and representatives on a need to know basis, (ii) as required by any governmental agency or any federal or state law or regulation, or (iii) as required pursuant to the rules of any exchange or securities system on which such party’s (or any of its affiliates’) shares are traded, or (iv) the extent legally compelled by legal process. Notwithstanding the foregoing and anything to the contrary in this Agreement, nothing contained herein shall impair either party’s or any of their affiliates’ right to disclose information relating to the Hotel or this Agreement (i) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker dealers evaluating the Hotel, the Joint Venture or its affiliates, (ii) in connection with any filings (including any amendment or supplement to any S-11 filing) with governmental agencies (including the United States Securities and Exchange Commission) by any REIT holding an interest (direct or indirect) in the Joint Venture, and (iii) to any broker/dealers of any REIT holding an interest (direct or indirect) in the Joint Venture’s or any REIT’s broker/dealer network and any of such REIT’s investors.

22.15    Affiliates

Management Company shall be entitled to contract with one or more of its Affiliates to provide goods and/or services to the Hotel only if the no compensation will be paid to Management Company or its Affiliates (except for the Base Management Fee payable to Management Company as provided herein).

22.16    Force Majeure

In the event either party is unable to perform its obligations hereunder due to an event of Force Majeure, such performance shall be extended for a period of time reasonably required to complete performance of such obligation(s).

22.17    Counterparts

This Agreement may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute but one and the same agreement. The delivery of an executed counterpart of this Agreement by facsimile or as a PDF or similar attachment to an email shall constitute effective delivery of such counterpart for all purposes with the same force and effect as the delivery of an original, executed counterpart, but the parties hereto agree to deliver an original signature to the other parties within three (3) Business Days by reputable courier service.

22.18    Effectiveness of Joint Venture Operating Agreement

Nothing in this Agreement shall diminish the rights and obligations (including, but not limited to, required consents) of the parties to the Joint Venture Operating Agreement.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.

MASTER TENANT:

KBS SOR II Q&C OPERATIONS, LLC,
a Delaware limited liability company

By:	/s/ Glen Pedersen
Name:	Glen Pedersen
Title:	Authorized Signatory

OWNER:

Q&C PROPERTY LLC,
a Delaware limited liability company

By:	/s/ Glen Pedersen
Name:	Glen Pedersen
Title:	Authorized Signatory

MANAGEMENT COMPANY:

ENCORE HOSPITALITY, LLC,
a Delaware limited liability company

By:	/s/ Glen Pedersen
Name:	Glen Pedersen
Title:	President

Attachments:

Exhibit A – Legal Description of Hotel Site
Exhibit B – Hotel’s Initial Competitive Set
Exhibit C – Permitted Actions
Exhibit D – Prohibited Actions
Exhibit E - Reporting Requirements
Exhibit F – Annual Operating Projection Requirements
Exhibit G - Accounting Services
Exhibit H - Representations and Warranties

EXHIBIT A

LEGAL DESCRIPTION OF HOTEL

Real property in the City of New Orleans, County of Orleans, State of Louisiana, described as follows:
Parcel I

Two certain lots of ground, situated in the First District of the City of New Orleans, Orleans Parish, State of Louisiana, in Square No. 165, which is bounded by Camp, Magazine and Poydras Streets and Natchez Alley, designated as Lots Nos. "A" and "B" on a plan by J.A. Dutel, Jr. (J. Dutel, Jr.) on the 23rd day of February 1880, annexed to an act of J.A. Armstrong, late Notary, dated March 27, 1880. Which said lots adjoin each other and measure each, in American Measure, 26 feet front on Camp Street, by 85 feet 4 inches in depth, and are bounded in the rear by an alley opening into Natchez Street (or Natchez Alley) common to all the lots fronting thereon, which said property forms the corner of Camp Street and Natchez Alley.

According to a survey by F.C. Gandolfo, Jr., Surveyor, dated September 3, 1956, and the survey of Gilbert, Kelly & Couturie, Inc. dated December 20, 1993, this property is described as follows, to wit:

A certain piece or portion of ground, situated in the First Municipal District of the City of New Orleans, in Square 165, bounded by Camp, Natchez, Poydras and Magazine Streets. Said piece or portion of ground is composed of all of Lots A and B, forms the corner of Camp and Natchez Streets and measures 52 feet front on Camp Street, the same in width in the rear, by a depth between equal and parallel lines and front on Natchez Street of 85 feet 4 inches, no lines, and is bounded in the rear by an alley opening into Natchez Street common to all fronting thereon. Together with all of Dameron-Pierson Company, Limited's right, title and interest in and to the 5 foot alley bounding the above described property in the rear, as more fully shown on the aforesaid survey of F.C. Gandolfo, Jr., Surveyor, dated September 3, 1956.

Parcel II

That Portion of ground situated in the First District of the City of New Orleans, Orleans Parish, State of Louisiana, in Square 167, bounded by Camp, Gravier and Natchez Streets and Bank Alley, forming the corner of Camp Street, by 115 feet in depth between equal and parallel lines and front on Natchez Street, running to Bank Alley on which it has a front of 22 feet.

That portion of ground, situated in the First District of the City of New Orleans, Orleans Parish, State of Louisiana, in Square 167, bounded by Camp, Gravier, and Natchez Streets and Bank Alley or Place, designated by the Nos. 20 and 21. Lot 20 measures 21 feet 7 inches front on Camp Street, by 70 feet in depth between equal and parallel lines. Lot 21 measures 21 feet 7 inches front on Bank Alley or Place, a depth of 42 feet 11 inches on the side line, being one lot from the corner of Natchez Street.

And for greater certainty, said lots are situated in the square and district as above set forth and measure together 112 feet 9 inches 6 lines (115 feet by title) front on Natchez Street, 43 feet, 7 inches (the same by title) front on Picayune Street (formerly Bank Street), by a depth on the sideline toward Gravier Street running from Camp Street to Picayune Street of 113 feet 1 inch 6 lines (112 feet 9 inches by title), and is composed of Lots 20, 21, and 22, all in accordance with survey of Murphy Engineering, Inc., dated January 16, 1973.

Parcels I and II are also described as follows:

Lots A and B, Square 165, and Lots 20, 21 and 22, Square 167, in the First Municipal District of the City of New Orleans, Orleans Parish, State of Louisiana.

A certain piece or portion of ground, situated in the First Municipal District of the City of New Orleans, in Square 165, bounded by Camp, Natchez, Poydras and Magazine Streets. Said piece or portion of ground is composed of all of Lots A and B, forms the corner of Camp and Natchez Street and measures 52 feet front on Camp Street, the same in width in rear, by a depth between equal and parallel lines and front on Natchez Street of 85 feet 4 inches, no lines, and is bounded in the rear by an alley opening into Natchez common to all fronting thereon.

That portion of ground, situated in the First Municipal District of the City of New Orleans, in Square 167, bounded by Camp, Gravier, and Natchez Streets and Picayune Street (formerly Bank Street). Said piece or portion of ground is composed of Lots 20, 21, and 22, forms the corner of Camp and Natchez Streets, running to Picayune (formerly Bank Street), on which it has a front and forms the corner of Picayune and Natchez Streets. Said lots measure together 112 feet 9 inches 6 lines (115 feet by title) front on Natchez Street, 43 feet 7 inches (the same by title) front on Picayune Street (formerly Bank Street), by a depth on the sideline toward Gravier Street running from Camp Street to Picayune Street of 113 feet 1 inch 6 lines (112 feet 9 inches by title). All in accordance with the map and survey of BFM Corporation, R.P. Fontcuberta, Jr., Registered Professional Land Surveyor, dated June 12, 1998.

All as more fully shown on the plat of survey made by BFM Corporation, L.LC., Drawing No. B-4036-2005, Proj. No. 4170, dated May 19, 2005.

Parcel I is further described as follows:

A certain portion of ground, situated in the State of Louisiana, Parish of Orleans, First Municipal District, City of New Orleans, designated as Lots A and B, Square 165, bounded by Camp Street, Natchez Street, Poydras Street (Side), and Magazine Street (Side) and is more fully described as follows:

Begin at the intersection of the southerly right-of-way line of Camp Street and the westerly right-of-way line of Natchez Street;

Thence, along the aforesaid westerly right-of-way line, in a southerly direction a distance of 85.4.0 feet to a point;

Thence, turn an interior angle to the left of 89°56'47" in a westerly direction a distance of 52.0.0 feet to a point;

Thence, turn an interior angle to the left of 90°03'13" in a northerly direction a distance of 85.4.0 feet to a point;

Thence, turn an interior angle to the left of 89°56'47" in a easterly direction a distance of 52.0.0 feet to the Point of Beginning, said point forms an interior angle of 90°03'13".

All in accordance with a plan of survey by John S. Teegarden, Registered Professional Land Surveyor, dated May 19, 2005, revised June 10, 2005, revised June 13, 2005, Drawing No. F-5453-2005/Proj. No. 4710.

Parcel II is further described as follows:

A certain portion of ground, situated in the State of Louisiana, Parish of Orleans, First Municipal District, City of New Orleans, designated as Lots 20, 21 and 22, Square 167, bounded by Camp Street, Natchez Street, Gravier Street (Side), and Picayune Street and is more fully described as follows:

Begin at the intersection of the southerly right-of-way line of Camp Street and the easterly right-of-way line of Natchez Street;

Thence, along the aforesaid southerly right-of-way line, in an easterly direction a distance of 43.7.0 feet to a point;

Thence, turn an interior angle to the left of 90°00'27" in a southerly direction a distance of 113.1.6 (Actual), 112.9.0 (Title) feet to a point;

Thence, turn an interior angle to the left of 89°32'43" in a westerly direction a distance of 43.7.0 feet to a point;

Thence, turn an interior angle to the left of 90°27'19" in a northerly direction a distance of 112.9.6 (Actual), 115.0.0 (Title) feet to the Point of Beginning, said point forms an interior angle of 89°59'30".

All in accordance with a plan of survey by John S. Teegarden, Registered Professional Land Surveyor, dated May 19, 2005, revised June 10, 2005, revised June 13, 2005, Drawing No. F-5453-2005/Proj. No. 4710.

EXHIBIT B

HOTEL’S COMPETITIVE SET

•	Le Pavilion, 833 Poydras St, New Orleans, LA 70112

•	Old #77, 535 Tchoupitoulas St, New Orleans, LA 70130

•	International House, 221 Camp St, New Orleans, LA 70130

•	Whitney Hotel, 610 Poydras St, New Orleans, LA 70130

EXHIBIT C

AUTHORIZED ACTIONS OF MANAGEMENT COMPANY

(a)    develop, institute, and implement financial, accounting, marketing, and other programs and policies approved by Master Tenant to facilitate the diligent and efficient operation of the Hotel;

(b)    bill, collect, pay, apply, invest and administer all revenues and income of the Hotel, in trust as agent for Master Tenant and in accordance with the accounting, reporting, and other requirements of this Agreement, including, without limitation, all revenue derived from the rental and/or sale of rooms, food, beverages and all other operations of the Hotel, including the lease of public space and receipts from concessionaire restaurants and hotel-operated businesses; when desirable or necessary, to cause notices to be served on hotel guests, patrons, tenants, sub-tenants and concessionaires to quit and surrender space occupied or used by them; to settle disputes between the Hotel and hotel guests, patrons, tenants, sub-tenants and concessionaires on a commercially reasonable basis; and establish and enforce policies and procedures approved by Master Tenant related to the reservation of hotel rooms, room rates, and operations of the Hotel and its restaurants, bars and other businesses;

(c)    pay all approved Operating Expenses, capital, and other expenses of the Hotel, as specifically provided in the applicable approved Annual Operating Projection and in a commercially reasonable manner, from funds in the accounts established for the Hotel or as otherwise furnished by Master Tenant. Management Company shall recommend that Master Tenant purchase major items of new or replacement equipment when Management Company believes such purchase to be necessary or desirable. Master Tenant may arrange to purchase and install such items itself or may authorize Management Company to do so subject to supervision and specification requirements and conditions prescribed by Master Tenant. To the extent adequate funds are available, Management Company shall pay, as agent for Master Tenant, all expenses of the Hotel in accordance with the applicable approved Annual Operating Projection (or as otherwise authorized by this Agreement or approved by Master Tenant);

(d)    make commercially reasonable arrangements, negotiate and provide to Master Tenant for its approval and execution, unless Master Tenant shall delegate such power to Management Company, contracts for water, electricity, gas, telephone, other utilities, exterminating services, vending services, security, cleaning, landscaping, maintenance, trash collection and such other services as shall be provided for in the applicable approved Annual Operating Projection, approved by Master Tenant, or recommended by Management Company to Master Tenant and approved by the latter, provided that contracts that are not Material Contracts shall not require Master Tenant’s prior approval;

(e)    purchase, arrange for the purchase of or maintain an inventory of, as appropriate, all food, beverages, operating supplies, expendables, FF&E and such other merchandise or items necessary for the proper operation of the Hotel to the Operating Standard, as provided in the applicable approved Annual Operating Projection or as otherwise approved by Master Tenant;

(f)    to maintain or cause to be maintained the Hotel and all portions thereof, external and internal, including without limitation sidewalks, signs, mechanical, electrical and other systems, parking lots and landscaping, in good and clean condition and repair provided no maintenance expense, capital or non-capital repairs or alterations that are not identified within the applicable approved Annual Operating Projection shall be undertaken without the prior written approval of Master Tenant. Management Company shall coordinate and supervise all construction activities (including, without limitation, tenant improvements, tenant refurbishment, common area refurbishment, maintenance and repairs) on the Hotel. Master Tenant and Management Company agree to provide for a reasonable contingency or emergency fund to be established and included as part of each applicable Annual Operating Projection to cover reasonably foreseeable emergency costs;

(g)    to apply for, attempt to obtain and/or renew all licenses, permits and certificates required in connection with the continued operation of the Hotel in the normal course of business or as otherwise authorized by Master Tenant;

(h)    provide recommendations to Master Tenant (on no less than an annual basis and more frequently, if and to the extent reasonably required by Master Tenant) regarding, and when approved by Master Tenant to institute and implement, appropriate sales, marketing and promotional services, including definition of policies, determination of annual and long-term objectives for advertising, occupancy levels, room rates, hotel revenues, clientele structure, sales terms and other marketing services;

(i)    install and maintain all accounting systems, procedures, and policies and to keep all books of accounts, ledgers and other written records, room reservations systems, and other information systems required under this Agreement, as otherwise reasonably requested by Master Tenant, or as may be recommended by Management Company and approved by Master Tenant from time to time for the operation of the Hotel to the standard required under this Agreement;

(j)    recruit, hire, promote, discharge, train and supervise the work of the Executive Employees and, through them, all other Hotel employees subject to (i) the limitations of the applicable approved Annual Operating Projection, and (ii) the Master Tenant’s right to approve the hiring and termination of the Executive Employees, as provided below.

In the event that Master Tenant does not disapprove in writing of the proposed hiring, termination or transfer of any Executive Employees within ten (10) Business Days after receipt of written request by Management Company (which request shall provide reasonably detailed information supporting Management Company’s desire to hire, terminate or transfer such person, including the proposed compensation and benefits for any Executive Employees Management Company proposes to hire), Management Company may deliver a second written request to Master Tenant that contains the following statement in capitalized letters: “PURSUANT TO THE HOTEL MANAGEMENT AGREEMENT, MASTER TENANT HAS FIVE (5) BUSINESS DAYS FROM THE RECEIPT OF THIS REQUEST TO APPROVE OR DISAPPROVE THE MATERIALS ACCOMPANYING THIS NOTICE OR SUCH MATTERS SHALL BE DEEMED APPROVED.” If Master Tenant does not disapprove in writing of the proposed hiring or termination within five (5) Business Days after such second request, then Master Tenant shall be

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deemed to have approved the hiring or termination of such person. Unless otherwise requested by Master Tenant, all Hotel employees shall be employees of Management Company or its Affiliate; provided, however, if an Affiliate is used, the cost to Master Tenant shall be no greater than if no such Affiliate was used, and Management Company shall continue to be liable hereunder to the same extent as though such delegation to such Affiliate had not been made. Management Company shall supervise through the Executive Employees the hiring, promoting, discharge and work of all other Hotel employees and procuring compliance with all applicable laws. The salaries and other costs and financial liabilities of the Executive Employees and the Hotel employees shall be subject to Master Tenant’s approval as part of the process for approving the Annual Operating Projection. Compensation and benefits for Executive Employees must be reasonable and must take into account the Executive Employees’ experience level and the local market for similar positions. Master Tenant shall be provided with a reasonable opportunity to meet with and interview proposed candidates for any Executive Employee position. The hiring of each Executive Employee position selected by Management Company shall be subject to Master Tenant’s prior written approval. Management Company and Master Tenant shall abide by all legal requirements applicable to Hotel employees. Management Company shall supervise and monitor compliance with all applicable laws and regulations having to do with workers’ compensation, social security, unemployment insurance, hours of labor, wages, working conditions and other employer/employee related subjects. Unless approved in writing by Master Tenant, no employees shall live at the Hotel. Upon request of Master Tenant from time to time, Management Company shall make available, for inspection by Master Tenant at the Hotel, (i) all current written employee policies and procedures, including the current form of employee manuals and handbooks, in effect at the Hotel; and (ii) Hotel employee job classifications, number of employees in each job classification, job descriptions (if applicable), pay scales and benefits provided to each job classification. If Master Tenant becomes dissatisfied with the performance of the General Manager, Master Tenant shall have the right to confer with representatives of Management Company in charge of operating the Hotel to resolve any problems, including the possible consideration of replacing such persons; it being understood, however, that any final decisions made in this regard shall be made by Management Company after good faith consideration of the views expressed by Master Tenant in such consultations.

(k)    with the prior written consent of Master Tenant, provide, or arrange through concessionaires, restaurant and bar facilities at the Hotel consistent with the Operating Standard;

(l)    monitor tenant compliance under any leases for space, perform, on behalf of Master Tenant, all of Master Tenant’s obligations under such leases, upon prior written consent of Master Tenant, enforce Master Tenant’s rights under the leases, advise Master Tenant on new or replacement tenants and assist in reletting any unleased space;

(m)    institute and implement reasonably prudent energy management and utilize utility conservation techniques;

(n)    maintain security adequate to the needs of the Hotel and as reasonably determined necessary or desirable by Master Tenant from time to time;

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(o)    obtain and verify bills for Impositions and personal property taxes, improvement assessments and other like charges that are or may become liens against any portion of the Hotel. Management Company shall pay all such charges subject to the condition that, if such payment is not included within the applicable approved Annual Operating Projection, Management Company shall notify Master Tenant of the full amount required to be paid not less than fifteen (15) calendar days prior to the date on which each becomes delinquent. Master Tenant shall then promptly make available the funds for payment unless Master Tenant decides to contest such taxes. Management Company shall not make any payments on account of any ground lease or Loan Documents, if any, affecting the Hotel unless specifically instructed to do so by Master Tenant in writing;

(p)    Master Tenant and Management Company shall forthwith give notice to each other of the commencement of any action, suit or proceeding against Master Tenant or against Management Company with respect to the operations of the Hotel or otherwise affecting the Hotel or the Property;

(q)    fully cooperate, (without incurring any unreimbursed expense or being subject to liability), and, to the extent of Management Company’s ability, shall endeavor in good faith to cause the Executive Employees and the Hotel employees to fully cooperate, in connection with the prosecution or defense of all legal proceedings affecting the Hotel;

(r)    afford such supervision, professional management and in-house consulting staff services as may be necessary or desirable to operate the Hotel to the standard of operations required under this Agreement;

(s)    provide administrative and accounting services necessary for the operation of the Hotel and maintain all books and records required to be maintained under this Agreement in accordance with the Uniform System and GAAP; and

(t)    obtain all licenses, permits or necessary authorizations for the operation of the Hotel, which shall be obtained in the name of Master Tenant (unless otherwise requested by Master Tenant), except, in each case so long as the following are readily transferable or re-issuable upon termination of this Agreement at no cost (other than nominal cost) to Master Tenant, (i) in cases where such licenses, permits or authorizations are required to be in Management Company’s name, (ii) in cases where the parties determine that it would be desirable to obtain any such licenses, permits or authorizations in Management Company’s name, or (iii) Management Company shall have the right to apply for, obtain and maintain such licenses, permits and approvals on behalf of Master Tenant that are readily transferable or re-issuable upon termination of this Agreement at no cost (other than nominal cost) to Master Tenant. Master Tenant shall cooperate with Management Company in obtaining such license, authorization or permit and shall execute all documents and take all other action necessary to secure such licenses, permits or authorizations. Management Company shall monitor compliance with such licenses, permits and authorizations and shall take all action to maintain all licenses, permits and authorizations, Management Company shall promptly notify Master Tenant of any notice of violation or other event known to Management Company that causes or is likely to cause a termination or revocation of any license, permit or authorization that is material to the operation of the Hotel. Without limiting the foregoing, Master Tenant and Management Company shall ensure that the liquor license or

4

licenses for the Hotel, including for room service and mini-bars, are held and maintained according to any legal requirements that regulate liquor licensing and will inform and the other from time to time of any special conditions related to the liquor license that may concern the operation of the Hotel of which they become aware. Upon termination of this Agreement for any reason all licenses, permits and other authorizations held in Management Company’s name shall immediately be assigned to Master Tenant upon delivery by Master Tenant to Management Company of all assignment documents. To the extent any liquor license for the Hotel is in the name of the Management Company and applicable law requires governmental approval of any transfer, Management Company agrees to fully cooperate with Master Tenant in maintaining the liquor license at the Hotel that shall include, without limitation, entering into a beverage services agreement until such time as the license is transferred to Master Tenant, but in no event for more than one-hundred fifty (150) days after termination of this Agreement

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EXHIBIT D

PROHIBITED ACTIONS OF MANAGEMENT COMPANY

Management Company shall not:
(a)    Incur, or cause Master Tenant to incur any Operating Expenses, capital or other expenditures on behalf of Master Tenant in excess of the amount set forth in the appropriate budget category relating to such expenditures in the relevant approved Annual Operating Projection, subject to Permitted Budget Variations;
(b)    Approve or disapprove any approved Annual Operating Projection or any material changes to any Annual Operating Projection except for Permitted Budget Variations;
(c)    Enter into any Material Contract other than in accordance with an approved Annual Operating Projection or as otherwise approved by Master Tenant;
(d)    Take any action in respect of the Hotel relating to environmental matters other than to obtain environmental studies and reports, conduct (or arrange for) evaluations and analysis thereof and obtain appropriate permits; provided, however, Management Company may incur such capital or operating expenditures upon one (1) day prior notice to Master Tenant, in case of an emergency, which in Management Company’s reasonable discretion is necessary in order to avoid immediate loss to the Hotel, or with such shorter or no prior notice (but subsequent notice as soon as reasonably possible) to the extent that one (1) day prior notice would jeopardize the viability of the Hotel or the health, safety or welfare of persons located thereon; provided further, that such emergency expenses referred to in the preceding proviso shall not exceed $25,000 in the aggregate in any Fiscal Year without the approval of Master Tenant;
(e)    Take any action that would constitute a breach or an event of default under the Joint Venture Operating Agreement, any Loan Documents or any other loan agreements to which Master Tenant or Owner is a party;
(f)    Approve an insurance program for Master Tenant or the Hotel;
(g)    Defend or settle (i) any insurance claim involving the Hotel or the Master Tenant in excess of (or that could reasonably be expected to involve in excess of) $25,000, (ii) any claim that relates to the ownership as distinct from the operation of the Hotel, or (iii) any claim by or against Master Tenant (other than claims to dispossess guests) involving injunctive relief. The defense of any actions against the Hotel requiring the prior written consent of Master Tenant shall be coordinated with the Master Tenant. Any expense incurred and any amount paid upon settlement or pursuant to a judgment against Management Company or Master Tenant shall be an Operating Expense except those claims in respect of matters that are excluded from the definition of Operating Expenses or for which Management Company is personally liable pursuant to the provisions of this Agreement.
(h)    Retain legal counsel for Master Tenant or institute or prosecute any legal action; settle a legal action; or confess any judgment against Master Tenant or any of its Affiliates. Engage

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any attorney to represent Master Tenant or engage any other independent consultant or expert to provide services to the Hotel if the cost of any single engagement of such consultant or expert is likely to exceed $25,000, unless such engagement is expressly provided in the approved Annual Operating Projection. Notwithstanding the foregoing, any accounting firm, auditors, and real estate tax advisors shall be at all times selected by Master Tenant.
(i)    Execute or terminate any office, retail or other commercial lease, or modify any such lease in any manner.
(j)    Cause Master Tenant to hire any employees in Master Tenant’s name.
(k)    Take any action that would constitute a breach or an event of default under a Franchise Agreement.
(l)    Except as contemplated in the Joint Venture Operating Agreement or the applicable approved Annual Operating Projection, take any action with respect to Master Tenant or the Hotel that involves or relates to, or causes Master Tenant to enter into any agreement with, Management Company, any principal of Management Company or any Affiliate of Management Company.
(m)    Enter into any contract or agreement providing restaurant and bar facilities at the Hotel.
(n)    Settle tax claims in excess of Twenty-Five Thousand Dollars ($25,000), use the name of Master Tenant or its Affiliates, alter the Hotel premises, acquire any land, encumber the Hotel, or borrow against the Hotel (other than equipment leases entered into in accordance with this Agreement and the approved Annual Operating Projection).
(o)    Voluntarily agree to cause the Hotel to join in any trade or other multiemployer association for labor or collective bargaining negotiation purposes and shall not enter into any union contract, collective bargaining agreement, memorandum of understanding, letter agreement, term sheet or similar agreement or any other agreement and shall not settle labor disputes or negotiate with any labor unions, in each case, without Master Tenant’s advance written consent in its sole and absolute discretion. In the event that Management Company has actual knowledge of any union organizing activity at the Hotel, Management Company shall (i) promptly notify Master Tenant of the same, (ii) consult with Master Tenant with respect to Management Company developing its negotiation strategy with labor unions relating to Hotel employees, (iii) keep Master Tenant reasonably apprised of the course of any such negotiations, and (iv) consult with Master Tenant prior to making any last, best and final offers to the labor unions and prior to accepting any last, best and final offers from such labor unions. Any costs and expenses related to the management and negotiation of union related issues at or involving the Hotel, including the costs associated with the negotiation of collective bargaining agreements, shall be subject to Master Tenant’s approval as part of the Annual Operating Projection approval process.
(p)    Take any action that requires the approval of KBS under the Joint Venture Operating Agreement.
(q)    Take any action that requires the approval of Lender under the Loan Documents or any action that would be in violation of the terms of the Loan Documents.

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EXHIBIT E

REPORTING REQUIREMENTS

MONTHLY REPORTING REQUIREMENTS:

1.	Review checklist and evidence of review and signoff by preparer and reviewers in accordance with KBS-approved control procedures

2.	Provide monthly financial statements, including:

a.	Balance Sheet, which shall include:

i.	Variance explanations for significant fluctuations between prior year month end, prior year end, and prior quarter end balances

b.	Income Statement, which shall include:

i.	Variance explanations for significant fluctuations between current month and current year to date numbers compared to prior year month and prior year to date numbers

ii.	Variance explanations for significant fluctuations between current month and current year to date numbers compared to Annual Operating Projection

iii.	Schedules of revenues and expenses by department

iv.	Calculations of Gross Revenues, Deductions, Operating Profit, and distributions thereof, for such Accounting Period

v.	Calculation of Base Management Fees and Operating Profit

c.	Cash Flow Analysis, which shall include

vi.	Variance explanations for significant fluctuations between current month and current year to date numbers compared to Annual Operating Projection

d.	Trial Balance as of month end

e.	General Ledger information for the month just ended

vii.
KBS shall be provided with a data feed of general ledger information into a format uploadable by MRI accounting system once books are finalized. Additional data feeds (as applicable) to incorporate any changes made after KBS review and approval of numbers.

viii.	KBS shall be provided with read-only access to General Ledger

f.	Bank Reconciliations including statement and support for reconciling items (monthly for all bank accounts)

g.	Reconciliation to subsidiary ledgers:

ix.	Room Deposits

x.	City Ledger

xi.	Guest ledger

xii.	Food & Beverage and Retail sales

xiii.	Inventory

xiv.	Credit card agings

xv.	Fixed Assets and related depreciation

h.	Support for other significant balance sheet or income statement items

i.    Accounts payable accruals
ii.    Property taxes and insurance
iii.    Capital expenditures and repair/maintenance items greater than $25,000
iv.    Other support schedules as needed.

3.
Lender Reporting: Management Company shall be responsible for the compliance with all lender reporting requirements, if any, of Owner and Master Tenant, including calculations of any required debt covenant calculations and obtaining KBS review/approval prior to submittal

QUARTERLY REPORTING REQUIREMENTS:

4.
Quarterly financial statements shall be prepared in a manner consistent with items 1., 2., and 3. above, except on a quarterly basis. In addition, Management Company shall provide any information, including supporting back-up schedules/information, as required to complete KBS’s quarterly 10-Q and board packages, including among other things:

a.	5 year and thereafter minimum revenue schedule (if applicable)

b.	5 year and thereafter minimum principal paydown schedule

c.	Base information on hotel, location, industry

i.	Average occupancy

ii.	Average revenue per available room

iii.	Average daily rate

d.	Other information as requested

ANNUAL REPORTING REQUIREMENTS:

5.
Annual financial statements shall be prepared in accordance with GAAP and in a manner consistent with items 1., 2., 3. and 4. above, except on an annual basis. In addition, Management Company shall provide any information as required to complete KBS’s annual audited financial statements and 10-K including preparing or providing additional support and working directly with KBS’s auditors.

6.
Annual E&P and Tax Return information: In addition to item 1. above, Management Company shall provide preliminary depreciation schedules on an E&P basis within 10 days of December 31st with an update of any changes based on final numbers within 15 days of December 31st and any other information as requested to allow KBS to prepare an annual E&P estimate for purposes of meeting its 1099-DIV requirements to its investors. Management Company shall prepare, or cause to be prepared, all materials and data necessary to complete the annual tax returns of Owner and Master Tenant by a nationally recognized independent accounting firm of good reputation, initially Ernst & Young.

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EXHIBIT F

ANNUAL OPERATING PROJECTION REQUIREMENTS

(A)    an operating plan showing, with departmental detail, the projected or estimated cash flow for such year (on a month-by-month basis) based on the following items: (i) projected occupancy and average room rate; (ii) projected gross receipts; (iii) leasing plan with respect to commercial or retail spaces, if any, that will be vacant; (iv) proposed Hotel room rates and charges for other services; (v) projected operating expenses, non-capital repair and maintenance expenses, advertising, promotional, and marketing expenses, and projected management fees; (vi) proposed staff changes; (vii) transactions with Affiliates of Management Company; (viii) comparison of budgeted revenue and expense levels to the previous years estimated actual results, (ix) projected net operating income, and (x) a description of the complimentary rooms and food and beverage policy for the Hotel then in effect;

(B)    property maintenance;

(C)    an annual sales and marketing plan, including, a survey and analysis of the Competitive Set and other hotels that compete with the Hotel and the sales plan for rooms, banquet and auxiliary revenue at the Hotel;

(D)    capital expenditures and improvements including whether each such expenditure or related group of expenditures will be funded out of the reserve funds or net operating income or other sources of funds;

(E)    furnishings, fixtures and equipment purchases and replacements and repair including whether each such expenditure or related group of expenditures will be funded out of the reserve funds or net operating income or other sources of funds;

(F)    operating equipment;

(G)    amounts payable to Management Company and any Affiliate of Management Company;

(H)    all other material categories of operating expenses;

(I)    projected capital budgets for the ensuing three (3) Fiscal Years and projected cash flow forecasts and operating projections for the ensuing three (3) years; and

(J)    such other line items as the parties may reasonably agree upon.

EXHIBIT G

ACCOUNTING SERVICES

(A)    Review of monthly trial balances and supporting documentation;

(B)    Ensure that all expense invoices are submitted for “proper approval” before processing them for payment;

(C)    Administration of accounts payable (including check generation and wire transfers);

(D)    Administration of timely payment and recordation of any required principal and interest payments related to any underlying debt, including derivative instruments, of the property as well as the appropriate accounting for loan fees and derivatives based on current GAAP guidance;

(E)    Administration of recurring cash transfers between the bank accounts;

(F)    Determine monthly accruals for any costs incurred and unpaid, regardless of whether actual invoice has been received, including fixed expenses, and non-recurring expenses such as repair and maintenance and capital expenditures. Accruals will be reviewed with the budget and changes will be recommended as necessary and reflected in accruals;

(G)    Administration of accounts receivable and collections including daily posting of cash receipts;

(H)    Recording and maintenance of depreciation and amortization on all the following bases: GAAP, tax, and E&P. Depreciation to be available as requested in a Microsoft Excel downloadable format;

(I)    Monitor Master Tenant’s compliance with internal policy guidelines as provided by Master Tenant, including those applicable under Sarbanes-Oxley and including loan covenants with respect to applicable financing arrangements;

(J)    Maintenance of all accounting records supporting the financial statements (consistent with Master Tenant’s record retention program) in reasonable fashion and separate and discrete from Management Company’s accounting records;

(K)    Advising Master Tenant with respect to qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses; and
(L)    Assisting Master Tenant in complying with all regulatory requirements applicable to Master Tenant in respect of its business activities.

EXHIBIT H

REPRESENTATIONS AND WARRANTIES

(A)    As of the Effective Date, Master Tenant hereby makes the following representations and warranties, each of which is material and is being relied upon by Management Company:

(1)    Master Tenant is a limited liability company, validly existing, and in good standing under the laws of Delaware.

(2)    Master Tenant has the full legal right, power, and authority to enter into this Agreement (and all other agreements and instruments to be executed by Master Tenant hereunder), to perform its obligations hereunder (and thereunder), and to consummate the transaction contemplated hereby. The execution, delivery, and performance of this Agreement have been duly and validly authorized by all necessary organizational action on the part of Master Tenant, and no other action is requisite to the valid and binding execution, delivery, and performance of this Agreement by Master Tenant, except as otherwise expressly set forth herein. The execution and delivery by Master Tenant of this Agreement (and all such other agreements and instruments), and the consummation by Master Tenant of the transactions contemplated hereunder, do not violate (i) any agreement or instrument to which Master Tenant is a party or (ii) any laws, rules, regulations or orders of governmental authorities binding upon Master Tenant.

(3)    Master Tenant has not received any written notice of any pending condemnation proceeding or other proceeding in eminent domain.

(4)    Master Tenant has not received any written notice of a violation of any applicable law with respect to the Property that would have a material adverse effect on the Property or Master Tenant’s ability to consummate the completion of the Hotel that has not been cured or dismissed.

(5)    Master Tenant has not (i) been served with any court filing in any litigation with respect to the Property in which Master Tenant is named a party that would have a material adverse effect on the Property or Master Tenant’s ability to consummate the completion of the Hotel that has not been resolved, settled or dismissed, or (ii) received written notice of any claim, charge or complaint from any governmental authority or other Person pursuant to any administrative, arbitration or similar adjudicatory proceeding with respect to the Property that would have a material adverse effect on the Property or Master Tenant’s ability to consummate the completion of the Hotel that has not been resolved, settled or dismissed.

(6)    Neither Master Tenant nor any of its members is a Prohibited Person.

(B)    As of the Effective Date, Management Company hereby makes the following representations and warranties, each of which is material and is being relied upon by Master Tenant:

(1)    Management Company is a limited liability company, validly existing, and in good standing under the laws of Delaware;

(2)    Management Company has the full legal right, power, and authority to enter into this Agreement (and all other agreements and instruments to be executed by Management Company hereunder), to perform its obligations hereunder (and thereunder), and to consummate the transaction contemplated hereby. The execution, delivery, and performance of this Agreement (and all such other agreements and instruments) have been duly and validly authorized by all necessary organizational action on the part of Management Company, and no other action is requisite to the valid and binding execution, delivery, and performance of this Agreement (and all such other agreements and instruments) by Management Company, except as otherwise expressly set forth herein. The execution and delivery by Management Company of this Agreement (and all such other agreements and instruments), and the consummation by Management Company of the transactions contemplated hereunder, do not violate (i) any agreement or instrument to which Management Company is a party or (ii) any laws, rules, regulations or orders of governmental authorities binding upon Management Company.

(3)    Management Company has not (i) been served with any court filing in any litigation in which Management Company is named a party that would have a material adverse effect Management Company’s ability to fulfill its obligations hereunder that has not been resolved, settled or dismissed, or (ii) received written notice of any claim, charge or complaint from any governmental authority or other Person pursuant to any administrative, arbitration or similar adjudicatory proceeding that would have a material adverse effect on Management Company’s ability to fulfill its obligations hereunder that has not been resolved, settled or dismissed.

(4)    Neither Management Company nor any of its members is a Prohibited Person.

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